EXHIBIT 4.1

Published CUSIP Number: [__________]

Published CUSIP Number: 46574HAE1

$800,000,000

CREDIT AGREEMENT

among

ITRON, INC.,
as the Company,

THE FOREIGN BORROWERS FROM TIME TO TIME PARTY HERETO,

CERTAIN SUBSIDIARIES OF THE COMPANY
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, U.S. Swingline Lender, U.S. Issuing Lender and Multicurrency Issuing Lender

and

JPMORGAN CHASE BANK, N.A.,
as Multicurrency Swingline Lender , U.S. Issuing Lender and Multicurrency Issuing Lender

and

J.P. MORGAN EUROPE LIMITED,
as Multicurrency Swingline Lender and Multicurrency Issuing Lender,

Dated as of August 5, 2011

WELLS FARGO SECURITIES, LLC
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

and

BNP PARIBAS, HSBC BANK USA, NATIONAL ASSOCIATION,
UNION BANK, N.A.
and
Citibank, N.A.,
as Documentation Agents

i

Schedules

Schedule 1.1(a)	Existing Letters of Credit
Schedule 1.1(b)	Immaterial Subsidiaries
Schedule 1.1(c)	Mandatory Cost Formulae
Schedule 2.1	Schedule of Lenders and Commitments
Schedule 2.16 (f)	Original Parties
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.13	Real Property
Schedule 3.14	Authorizations, Approvals, Actions, Notes & Filings
Schedule 3.16	Indebtedness
Schedule 3.23	Material Contracts
Schedule 3.24	Insurance
Schedule 6.2	Liens
Schedule 6.5	Investments

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Bank Product Provider Notice
Exhibit F	Form of Term Loan Note
Exhibit G	Form of Revolving Loan Note
Exhibit H	Form of Swingline Loan Note
Exhibit I	Form of U.S. Tax Compliance Certificate
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Solvency Certificate
Exhibit L	Form of Financial Condition Certificate
Exhibit M	Form of Officer's Compliance Certificate
Exhibit N	Form of Foreign Working Capital Collateral Agency Agreement
Exhibit O	Form of Foreign Borrower Request
Exhibit P	Form of Mortgage
Exhibit Q	Form of Foreign Parent Guaranty Agreement

v

THIS CREDIT AGREEMENT, dated as of August 5, 2011, is by and among ITRON, INC., a Washington corporation (the “Company”), the Foreign Borrowers, the Guarantors, the Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, U.S. Swingline Lender, U.S. Issuing Lender and Multicurrency Issuing Lender, JPMORGAN CHASE BANK, N.A., as Multicurrency Swingline Lender, U.S. Issuing Lender and Multicurrency Issuing Lender, J.P. MORGAN EUROPE LIMITED, as Multicurrency Swingline Lender and Multicurrency Issuing Lender, and BNP PARIBAS, HSBC BANK USA, NATIONAL ASSOCIATION, UNION BANK , N.A. and Citibank, N.A., as Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Credit Parties have requested that the Lenders make loans and other financial accommodations to the Borrowers in an aggregate amount of up to $800,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Additional Alternative Currency” shall have the meaning set forth in Section 1.7(d).

“Additional Alternative Currency Lender” shall have the meaning set forth in Section 1.7(d).

“Additional Alternative Currency Loans” shall have the meaning set forth in Section 1.7(d).

“Additional Credit Party” shall mean each Person that (a) becomes a Guarantor by execution of a (i) Joinder Agreement in accordance with Section 5.9 or (ii) a Foreign Parent Guaranty Agreement or a Foreign Parent Guaranty Joinder Agreement, as applicable, in accordance with Section 2.23 or Section 5.9 or (b) becomes a Foreign Borrower in accordance with Section 2.23.

“Additional Real Property” shall have the meaning set forth in Section 5.11(c).

“Additional Revolving Facility” shall have the meaning set forth in Section 2.22(a).

“Administrative Agent” or “Agent” shall mean Wells Fargo, in its capacity as administrative agent for the Lenders hereunder, and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agent Indemnitee” shall have the meaning set forth in Section 8.7.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.0%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Alternative Currency” shall mean any freely available currency other than Dollars, Euros or British Pounds Sterling requested by any Borrower and approved in accordance with Section 1.7, which is then freely transferable and freely convertible into Dollars and in which dealings are carried on in the London interbank market.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Foreign Borrower Documents” shall have the meaning set forth in Section 2.23(e)(i).

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Total Leverage Ratio), it being understood that the Applicable Margin for (a) Eurocurrency Loans shall be the percentage set forth under the column “Eurocurrency Margin & LOC Fee”, (b) Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Eurocurrency Margin & LOC Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Total Leverage Ratio	Eurocurrency Margin & LOC Fee	Base Rate Margin	Commitment Fee
I	Less than 1.00 to 1.00	1%	—%	0.2%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.25%	0.25%	0.25%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.5%	0.5%	0.3%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	1.75%	0.75%	0.35%
V	Greater than or equal to 3.25 to 1.00	2%	1%	0.4%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three (3) fiscal quarters of the Company's fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Company's fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each such date, an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certifications are provided, whereupon the Level shall be determined by the then current Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be as set forth in Level III until the financial information and certifications required to be delivered pursuant to Section 5.1 and 5.2 for the fiscal quarter ended on September 30, 2011, have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, (a) would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Company shall promptly (i) deliver to the Administrative Agent a corrected compliance certificate for such

Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate and (iii) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto and (b) would lead to the application of a lower Applicable Margin than the Applicable Margin then being applied, the Company shall promptly (i) deliver to the Administrative Agent a corrected compliance certificate and (ii) determine the current Applicable Margin based upon the corrected compliance certificate, in which event the lower Applicable Margin shall be effective commencing on the date five (5) Business Days after the date of delivery of such compliance certificate until the next Interest Determination Date (for the avoidance of doubt, in no event shall the Company be entitled to receive a refund of or credit for any amounts previously paid by it in connection with the application of the higher Applicable Margin). It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 2.8 and Article VII.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be reasonably determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” shall have the meaning set forth in Section 2.23(a).

“Applicant Borrower Documents” shall have the meaning set forth in Section 2.23(a).

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, WFS and J.P. Morgan Securities LLC.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including (i) by way of merger or consolidation or amalgamation and (ii) any sale and leaseback transaction) of any property pursuant to Section 6.4(b)(xii) and (b) any sale of any Equity Interests of any Subsidiary of the Company and any issuance of any Equity Interests by any Subsidiary of the Company, in each case, to any Person other than any other Group Member; provided that Asset Sales shall not include any transaction or series of related transactions involving property (including Equity Interests) with a fair market value of less than $5,000,000.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Liquidity” shall mean the amount of unrestricted (it being understood that cash and Cash Equivalents shall not be deemed restricted as a result of Liens pursuant to the Credit Documents) cash and Cash Equivalents on hand of the Group Members that is not subject to a Lien (other than Liens in favor of the Administrative Agent and Liens permitted under Section 6.2(g)), plus, the amount of the unutilized Revolving Committed Amount. For purposes of computation of Available Liquidity, LOC Obligations and Swingline Loans shall be considered usage of the Revolving Committed Amount.

“Bank Guarantee” shall mean a direct guarantee issued by the Issuing Lender pursuant to the terms hereof and in form acceptable to the Issuing Lender, ensuring that a liability acceptable to the Issuing Lender of any Group Member to a third Person will be met or any other indemnity, bond, undertaking or similar instrument or engagement (in such form as the applicable Issuing Lender may approve) from time to time issued, established or maintained by such Issuing Lender (or which such Issuing Lender arranges to be issued, established or maintained) pursuant to one or more requests by the Company.
“Bank Product Provider” shall mean any counterparty to a Hedging Agreement or Treasury Services Agreement if, (a) at the date of entering into such Hedging Agreement or Treasury Services Agreement, such person was an Arranger, an Agent, a Lender or an Affiliate of an Arranger, an Agent or a Lender and such person executes and delivers to the Administrative Agent a Bank Product Provider Notice within thirty (30) days after entering into such Hedging Agreement or Treasury Services Agreement or (b) with respect to a Hedging Agreement or Treasury Services Agreement in effect on the Closing Date, such person was an Arranger, an Agent, a Lender or an Affiliate of an Arranger, an Agent or a Lender on the Closing Date.
“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit E.
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking supervision in December 2010; and (b) any further guidance or standards published by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or a foreign regulatory authority relating to “Basel III”.

“Borrowers” shall mean the Company and the Foreign Borrowers, and “Borrower” shall mean any of them.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“British Pounds Sterling” and “£” shall mean British pounds sterling, the lawful currency of the U.K.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market, (b) with respect to any EURIBOR Rate Loan or any other Loan or Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day that is not a Target Settlement Day and (c) in the case of a Loan or a Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude (i) any day on which commercial banks in the jurisdiction of organization or incorporation, as applicable, of the Borrower of such Loan or the applicant of such Letter of Credit, as applicable, are authorized or required by law to close and (ii) any day on which dealings in deposits in the applicable currency are not carried out on the London interbank market.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article IX.

“CAM Exchange” shall mean the exchange of the Lenders' interests provided for in Section 9.1.

“CAM Exchange Date” shall mean the first date after the Closing Date on which there shall occur (a) any event described in Section 7.1(e) with respect to any Borrower or (b) an acceleration of the maturity of any Loans pursuant to Section 7.2.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum, without duplication of (i) the aggregate Designated Obligations owed to such Lender, plus, (ii) such Lender's Participation Interests in the aggregate outstanding LOC Obligations, Swingline Loans and Additional Alternative Currency Loans, if any, in each case, immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum, without duplication, of (x) the aggregate Designated Obligations owed to all the Lenders, plus, (y) the aggregate outstanding LOC Obligations, Swingline Loans and Additional Alternative Currency Loans, in each case, immediately prior to such CAM Exchange Date. For purposes of computing each Lender's CAM Percentage, all Obligations which shall be denominated in a Foreign Currency shall, for purposes of this calculation, be deemed converted into its Dollar Equivalent on the CAM Exchange Date.

“CAM Tranche” means a category of Commitments and extensions of credit thereunder; provided that, each of the following shall comprise a separate CAM Tranche: (i) Letters of Credit issued for the account of, and the Swingline Loans and Revolving Loans made to, the Company, (ii) Letters of Credit issued for the account of, and Swingline Loans and Revolving Loans made to, any Foreign Borrower, (iii) the Term Loans, (iv) the Incremental Term Loans (if any) and (v) the Additional Alternative Currency Loans (if any).

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP as in effect on the Effective Date.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Lender or a Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lender or applicable Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or the applicable Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar or Foreign Currency denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody's is at least P-1 or the equivalent thereof from Moody's (any such bank being an “Approved Bank”), in each case with maturities of not more than 365/366 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within twelve (12) months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7), (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365/366 days or less, (h) demand deposit accounts maintained in the ordinary course of business and (i) Investments made in jurisdictions outside of the United States, where Group Members conduct business which are of a type and credit quality, comparable for such jurisdiction, to the Investments described in clauses (a) through (h) above.

“Casualty Event” shall mean any event that gives rise to the receipt by any Group Member of any insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards; provided that any event or series of related events with respect to which the Net Cash Proceeds received by Company or any of its Subsidiaries does not exceed $5,000,000 shall not constitute a “Casualty Event” hereunder.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) the implementation or application of or compliance with Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Company representing more than 30% of the voting power of the total outstanding Voting Stock of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Company, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company; or (c) at any time a change of control occurs under and as defined in any documentation relating to any Indebtedness of a Group Member that is then outstanding with an aggregate principal amount of at least $50,000,000. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” shall mean August 8, 2011.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be, or is purported to be, covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity, (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity and (c) the existing real property of the Group Members set forth on Schedule 3.13.

“Collateral Agent” shall have the meaning set forth in Section 8.1.

“Commitment” shall mean the Term Loan Commitments, the Revolving Commitments, the LOC Commitments and the Swingline Commitments, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time (without duplication) of its outstanding Revolving Loans, LOC Obligations and Participation Interests at such time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Guarantors” shall mean the Domestic Subsidiaries of the Company as are, or may from time to time, pursuant to Section 5.9 hereof, become parties to this Agreement; provided that no Immaterial Subsidiary shall be required to become a Guarantor.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum relating to the Company and the Facilities, dated July 2011, made available to the Lenders.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries, or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall mean, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis determined in accordance with GAAP for four (4) consecutive fiscal quarter period ending on such date, without duplication:

(a) Consolidated Net Income for such period; plus,

(b) in each case only to the extent deducted in determining such Consolidated Net Income and without duplication:

(i) Consolidated Interest Expense and any interest expenses relating to amortization of debt discounts, premiums and fees;

(ii) income tax expense;

(iii) depreciation expense;

(iv) amortization expense;

(v) non-recurring cash expenses related to acquisitions and restructurings (other than the Transactions and the Restructure) not to exceed 10.0% of Consolidated EBITDA for such four (4) consecutive fiscal quarter period, and, with respect to restructurings (other than the Restructure), not to exceed $50,000,000 in the aggregate during the term of this Agreement;

(vi) non-recurring cash expenses related to the Restructure made within two (2) years of the Closing Date, not to exceed $50,000,000 in the aggregate;

(vii) extraordinary losses; and

(viii) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period; minus,

(c) in each case, only to the extent included in determining such Consolidated Net Income and without duplication: (i) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (ii) extraordinary gains.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales and dispositions pursuant to Section 6.4(b)(iv) (other than any dispositions in the ordinary course of business) consummated at any time during such period as if the each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale and each such disposition pursuant to Section 6.4(b)(iv) had been consummated on the day prior to the first day of such period.

“Consolidated Funded Debt” shall mean, at any date and without duplication, the amount of Indebtedness of the Company and its Subsidiaries determined on a Consolidated basis determined in accordance with GAAP, but excluding (a) the undrawn amount of all Letters of Credit (other than Letters of Credit issued in respect of (including guarantees of) Indebtedness of another Person of the type described in clauses (a), (b), (e), (h) or (i) of the definition of Indebtedness) and performance bonds and surety bonds which have not been drawn and (b) Obligations referenced in clause (h) of the definition of Indebtedness that are not overdue. The aggregate amount of such Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable Contractual Obligation (without regard to any election by the Company or any Subsidiary to measure an item of Indebtedness using fair value or any other discount to par that may be applicable under GAAP).

“Consolidated Interest Expense” shall mean, for any period, the interest expense of the Company and its Subsidiaries (excluding amortization of debt origination fees and noncash interest expense relating to convertible debt securities) for such period, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Assets” shall mean the book value of all assets of the Company and its Subsidiaries on a Consolidated basis, net of accumulated depreciation and amortization, determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries determined on a Consolidated basis; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)    the net income (or loss) of any person (other than a Subsidiary of the Company) in which any person other than the Company and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)    the net income of any Subsidiary of the Company during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income (other than such amounts paid or permitted to be paid, as principal or interest, on intercompany notes constituting obligations of such Subsidiary owing to (x) the Company or (y) another Subsidiary of the Company to the extent the terms of the organizational documents of such other Subsidiary, or of any direct or indirect parent company of such other Subsidiary, or any agreement, instrument or Requirement of Law, do not restrict the declaration or payment of such amounts as dividends, similar distributions or the payment of principal or interest on intercompany notes, directly or indirectly through one or more intermediate Subsidiaries, to the Company) is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that the Company's equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)    any gain (or loss) realized during such period by the Company or any of its Subsidiaries upon any Asset Sale or any disposition under Section 6.4(b)(iv) (other than any dispositions in the ordinary course of business) by the Company or any of its Subsidiaries;

(d)    gains and losses due solely to fluctuations in currency values determined in accordance with GAAP for such period;

(e)    earnings resulting from any reappraisal, revaluation or write-up of assets; and

(f)    unrealized gains and losses with respect to Hedging Obligations for such period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents, any Guaranty, any Foreign Parent Guaranty Agreement, any Foreign Parent Guaranty Joinder Agreement, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement or a Treasury Services Agreement).

“Credit Party” shall mean any of the Borrowers or the Guarantors.

“CTA” shall mean the United Kingdom Corporation Tax Act 2009.

“Debt Issuance” means the incurrence by any Credit Party of any Indebtedness after the Closing Date (other than as permitted by Section 6.1).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation, examination, controlled management, suspension of payments or similar debtor relief or debt adjustment Laws of the United States, any other country or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Loans or unpaid interest thereon, an interest rate equal to (i) the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such Loans plus (ii) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to such Letter of Credit Fee plus 2.00% per annum, and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent (with notice to the Company of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender is disputing its funding obligations in good faith, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, except in connection with a good faith dispute, under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid principal of and interest on the Loans (excluding the Swingline Loans and Additional Alternative Currency Loans) and all fees required to be paid under Section 2.5, in each case, whether or not the same shall at the time of any determination be due and payable under the terms of the Credit Documents.

“Direction” shall have the meaning set forth in Section 2.16(i)(ii)(A).

“Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date 180 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date 180 days after the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender's Domestic Lending Office shown in such Lender's Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” shall mean the date of this Agreement.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lenders and Swingline Lenders and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed; provided that the Company shall be deemed to have approved such Person unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any Affiliate or Subsidiary of any Credit Party or (B) any Defaulting Lender (or any of their Affiliates).

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992), as amended from time to time.

“EMU Legislation” shall mean legislative measures of the European Council and/or other relevant bodies of the European Union (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act, excluding debt securities convertible or exchangeable into Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EURIBOR Rate” shall mean, for any EURIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Banking Federation of the European Union for deposits in Euros (for delivery on the first day of such Interest Period) with a term comparable to such Interest Period, determined as of approximately 11:00 a.m.,

Brussels time, on the second full Target Settlement Day preceding the first day of such Interest Period (as set forth by Reuters or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates); provided, however, that (i) if no comparable term for an Interest Period is available, the EURIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the rate referenced above is not available, “EURIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to EURIBOR Rate Loans comprising part of the same Tranche, the rate per annum equal to the rate at which the Administrative Agent (or such other bank or banks as may be designated by the Administrative Agent in consultation with the Company) is offered deposits in Euros at approximately 11:00 a.m., Brussels time, two (2) Target Settlement Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such EURIBOR Rate Loan to be outstanding during such Interest Period (or such other amount as the Administrative Agent may reasonably determine).

“EURIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the EURIBOR Rate.

“Euro” and “€” shall mean the single currency of Participating Member States of the European Union.

“Eurocurrency Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender's Eurocurrency Lending Office in such Lender's Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the Eurocurrency Loans of such Lender are to be made.

“Eurocurrency Loan” shall mean any EURIBOR Rate Loan or any LIBOR Rate Loan, as applicable.

“Euro Unit” shall mean the currency unit of the Euro.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) any Taxes imposed on or measured by such recipient's overall net income (however denominated), franchise Taxes imposed on such recipient in lieu of net income, and branch profits Taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, it is managed and controlled or has its seat of management, is engaged in a trade or business, or has a permanent establishment, office, fixed base or branch or similar connections or, in the case of any Lender, in which its applicable lending office is located (other than a jurisdiction in which Administrative Agent or such

Lender, Issuing Lender or other recipient would not have been subject to such Tax but for having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any U.S. federal withholding Tax imposed by a law in effect at the time a Foreign Lender (other than an assignee under Section 2.19) becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16(a), (c) Taxes to the extent attributable to a Foreign Lender's failure to comply with Section 2.16(f) and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Existing Credit Agreement” shall mean the Company's existing credit agreement, dated as of April 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time) among the Company, the Subsidiaries of the Company party thereto as guarantors, the lenders from time to time party thereto, Wells Fargo, as administrative agent, collateral agent, swingline lender and an issuing bank, and JPMorgan Chase Bank, N.A., as an issuing bank.

“Exposed LOC Obligations” shall have the meaning set forth in section 2.21(a)(iii)(E).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance, continuation or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Facility” or “Facilities” shall mean the Term Loan Facility and/or the Revolving Facility, as applicable.

“FATCA” shall mean Sections 1471 through 1474 of the Code in effect as of the date of this Agreement and any regulations with respect thereto or official interpretations thereof.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean (x) the fee letter agreement dated July 22, 2011, addressed to the Company from Wells Fargo, WFS, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (as amended, restated, amended and restated or otherwise modified from time to time) and (y) the agency fee letter agreement dated July 22, 2011, addressed to the Company from Wells Fargo and WFS (as amended, restated, amended and restated or otherwise modified from time to time).

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Borrower” shall mean any Foreign Subsidiary that becomes a Foreign Borrower pursuant to Section 2.23.

“Foreign Borrower Guarantor” shall mean, solely with respect to the Foreign Obligations of any Foreign Borrower, the Company, each Company Guarantor and each other Subsidiary of the Company

(including any Foreign Parent of such Foreign Borrower) that (a) is required to provide a Guaranty pursuant to Section 2.23 in connection with the designation of such Foreign Borrower or (b) becomes a Guarantor of such Foreign Borrower's Foreign Obligations pursuant to Section 5.9.

“Foreign Borrower Request” shall have the meaning set forth in Section 2.23(a).

“Foreign Currencies” shall mean (a) Euros, (b) British Pounds Sterling and (c) Alternative Currencies.

“Foreign Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as reasonably determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Sublimit” shall mean $500,000,000. The Foreign Currency Sublimit is part of, and not in addition to, the Revolving Commitments. Any increase or reduction in the Revolving Commitments shall increase or reduce, as applicable, the Foreign Currency Sublimit on a dollar-for-dollar basis.

“Foreign Lender” shall mean any Lender or Issuing Lender, (a) with respect to any Borrower other than the Company, that is treated as foreign by the jurisdiction in which such Borrower is resident for tax purposes, and (b) with respect to the Company, that (i) is not a U.S. Person, or (ii) is a partnership or other entity treated as a partnership for U.S. federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships for U.S. federal income tax purposes that are U.S. Persons) are not U.S. Persons.

“Foreign Obligations” shall mean, collectively, (a) all of the obligations, Indebtedness and liabilities of each Foreign Borrower and Foreign Borrower Guarantor to the Lenders (including the Issuing Lenders and the Swingline Lenders) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, guaranty obligations, all sums chargeable to each Foreign Borrower and any Foreign Borrower Guarantor or for which any Foreign Borrower or any Foreign Borrower Guarantor is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and any other amounts owing by a Foreign Borrower or Foreign Borrower Guarantor, in each case, under this Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under any Debtor Relief Law with respect to any Group Member, regardless of whether such interest is an allowed claim under any Debtor Relief Law), and (b) all obligations, Indebtedness and liabilities of any Foreign Subsidiary under each Hedging Agreement or Treasury Services Agreement entered into by such Foreign Subsidiary with any Bank Product Provider, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, guaranty obligations, all sums chargeable to any Foreign Subsidiary or for which any Foreign Subsidiary is liable as an indemnitor and whether or not evidenced by a note or other instrument, indemnification obligations and other amounts, in each case, owing by such Foreign Subsidiary under any such Hedging Agreement or Treasury Services Agreement, and all amounts owing under any Foreign Parent Guaranty Agreement with respect to a Foreign Subsidiary's Obligations under this Agreement, the Notes or any of the other Credit Documents, any Hedging Agreement or Treasury Services Agreement (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under any Debtor Relief Law with respect to any Group Member, regardless of whether such interest is an allowed claim under any Debtor Relief Law). Notwithstanding anything to the contrary contained in any Credit Document, no

Foreign Borrower, in its capacity as a Foreign Borrower, will be liable for the Foreign Obligations of another Borrower or for any of the U.S. Obligations; provided that this provision shall not limit any Foreign Obligations of a Foreign Borrower, in its capacity as a Guarantor, with respect to the Foreign Obligations of any other Foreign Borrower.

“Foreign Parent” shall mean, with respect to any Foreign Subsidiary that is a Borrower or an Applicant Borrower, any other Foreign Subsidiary that such Borrower or Applicant Borrower constitutes a Subsidiary of.

“Foreign Parent Guaranty Agreement” shall mean a guaranty by a Foreign Parent of a Foreign Borrower's Foreign Obligations hereunder, which shall be in substantially in the form of Exhibit Q (with such changes thereto as may be reasonably requested by the Administrative Agent to insure such guaranty will be enforceable under the laws applicable to such Foreign Parent) or other form reasonably acceptable to the Administrative Agent.

“Foreign Parent Guaranty Joinder Agreement” shall mean a supplement, executed by a Foreign Parent, to a Foreign Parent Guaranty Agreement, which shall include such provisions as may be reasonably requested by the Administrative Agent to insure such guaranty will be enforceable under the laws applicable to such Foreign Parent.

“Foreign Pledge Agreement” shall mean a pledge agreement in a form reasonably acceptable to the Administrative Agent and sufficient to perfect the Administrative Agent's Lien on and security interest in the Equity Interests of a Material Foreign Subsidiary in the jurisdiction of organization or incorporation, as applicable, of such Material Foreign Subsidiary.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Working Capital Obligations” shall mean all obligations of any Foreign Subsidiary to a Bank Product Provider that is reasonably acceptable to the Administrative Agent (and which has, with the consent of the Company, appointed the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent) that, in each case, is providing Foreign Working Capital Obligations to any Foreign Subsidiary which constitute obligations in respect of loans and lines of credit (extended in connection with bilateral facilities, bank guarantees, letters of credit or other commercial purposes), in each case, for working capital and general corporate purposes of such Foreign Subsidiary; provided that the aggregate outstanding principal amount of all Foreign Working Capital Obligations at any time outstanding (without duplication of principal obligations and guarantees) shall not exceed $25,000,000.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender's Revolving Commitment Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to any Swingline Lender, such Defaulting Lender's Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to any Additional Alternative Currency Lenders, such Defaulting Lender's Revolving Commitment Percentage of outstanding Additional Alternative Currency Loans made by such Additional Alternative Currency Lender, other than Additional Alternative Currency Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America, subject, however, in the case of determination of compliance with the financial covenants set out in Section 6.13 to the provisions of Section 1.3.

“German Borrowers” shall mean (i) Allmess GmbH, a Germany limited liability company, registered with the commercial register of the local court (Amtsgericht) of Lübeck under HRB 233 OL, (ii) Itron Holding Germany GmbH, a Germany limited liability company, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 110522, (iii) Itron GmbH, a Germany limited liability company, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 106481, (iv) Itron Zähler & Systemtechnik GmbH, a Germany limited liability company, registered with the commercial register of the local court (Amtsgericht) of Hanover under HRB 100575 and (v) any other Foreign Subsidiary organized under the laws of the Federal Republic of Germany and designated as a Foreign Borrower pursuant to Section 2.23.

“German Credit Party” shall mean any Credit Party organized under the laws of the Federal Republic of Germany.

“German Secured Party” shall have the meaning set forth in Section 8.1.

“Government Acts” shall have the meaning set forth in Section 2.17.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Real Property Disclosure Requirements” shall mean any Environmental Law or other Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, with-out limitation, any transfer of control) of any real property, establishment or business or any Matter of Environmental Concern.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member” shall mean each of the Company and its Subsidiaries.

“Guarantor” shall mean the Company Guarantors and the Foreign Borrower Guarantors.

“Guaranty” shall mean the guaranty of the U.S. Credit Parties set forth in Article XI and any other guaranty required to be provided pursuant to this Agreement (including, without limitation, any guaranty by a Foreign Parent required to be provided pursuant to Section 2.23 or Section 5.9 and any guaranty set forth in any Foreign Parent Guaranty Agreement).

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Hedging Obligations” shall mean, with respect to any Person, all obligations of such Person arising out of any Hedging Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, have assets with a fair market value in excess of $25,000,000 or gross revenues over the most recently ended four-quarter period for which financial statements of the Company and its Subsidiaries have been delivered to the Administrative Agent pursuant to Section 5.1 in excess of $25,000,000 and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Company most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, did not have assets with a fair market value in excess of $75,000,000 or gross revenues over the most recently ended four-quarter period for which financial statements of the Company and its Subsidiaries have been delivered to the Administrative Agent pursuant to Section 5.1 in excess of $75,000,000. Each Immaterial Subsidiary as of the Effective Date shall be set forth in Schedule 1.1(b).

“Impacted Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Company of such determination), has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Incremental Increase Amount” shall have the meaning set forth in Section 2.22.

“Incremental Term Loan” shall have the meaning set forth in Section 2.22.

“Indebtedness” of any Person shall mean, without duplication for purposes of calculating financial ratios, (a) all indebtedness for borrowed money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations of such Person under acceptances, letters of credit or other similar arrangements or credit support facilities, (g) all obligations of such Person in respect of Disqualified Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all net obligations of such Person in respect of Hedging Agreements, (i) all Guaranty Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, including, without limitation, any amount withheld or deducted.

“Indemnitee” shall have the meaning set forth in Section 10.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intercompany Debt” shall have the meaning set forth in Section 10.19.

“Intellectual Property Collateral” shall have the meaning set forth in the Security Agreement.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the four (4) consecutive quarters ending on such date, to (b) Consolidated Interest Expense for the four (4) consecutive quarters ending on such date; provided that, solely for purposes of determining the Interest Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant four quarter period in connection with any Permitted Acquisitions and permitted Asset Sales as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any Eurocurrency Loan having an Interest Period of three (3) months or less, the last day of such Interest

Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three (3) months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any Eurocurrency Loan,

(a)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, and ending one, two, three or six months thereafter (or nine or twelve months thereafter if consented to by all affected Lenders), as selected by the applicable Borrower in the Notice of Borrowing or Notice of Conversion/Continuation given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending one, two, three or six, months thereafter (or nine or twelve months thereafter if consented to by all affected Lenders), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)    if the applicable Borrower shall fail to give notice as provided above, such Borrower shall be deemed, (x) in the case of Loans denominated in Dollars, to have selected an Alternate Base Rate Loan to replace any affected LIBOR Rate Loans and (y) in the case of any Loans denominated in Euros or British Pounds Sterling, an Interest Period of one month with respect to any affected Eurocurrency Loan, as the case may be;

(iv)    no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and

(v)    no more than 10 LIBOR Rate Loans and 10 EURIBOR Rate Loans may be in effect at any time. For purposes hereof, Loans with different Interest Periods shall be considered as separate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition by any Person (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any other Person or bonds, notes or debentures or all or substantially all of the assets of any Person (or a division or line of business of any Person), (b) any advance, loan or other extension of credit (including pursuant to a guaranty) to, any Person or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any Guaranty Obligation for a letter of credit issued on behalf of such Person, but excluding any Letter of Credit issued pursuant to this Agreement) incurred for the benefit of such Person.

“Issuing Lenders” shall mean the U.S. Issuing Lender and each Multicurrency Issuing Lender, and “Issuing Lender” shall mean any of them.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“ITA” shall mean the United Kingdom Income Tax Act 2007.

“Itron Metering Solutions Luxembourg” shall mean Itron Metering Solutions Luxembourg SARL, a Luxembourg limited liability company.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit B, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 2.23 or Section 5.9.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (including any Issuing Lender or any Swingline Lender); provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Parties' Affiliates or Subsidiaries.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” shall mean (a) any letter of credit issued by an Issuing Lender pursuant to the terms hereof, (b) any Existing Letter of Credit and (c) any Bank Guarantee.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on (i) in the case of LIBOR Rate Loans denominated in Dollars, Reuters Screen LIBOR01 Page (or any successor page), (ii) in the case of LIBOR Rate Loans denominated in British Pounds Sterling, the appropriate page of the Reuters Screen which displays British Bankers Association Interest Settlement Rates for deposits in British Pounds Sterling and (iii) in the case of LIBOR Rate Loans denominated in an Alternative Currency, the appropriate page of the Reuters Screen which displays the applicable interest settlement rates for deposits in such Alternative Currency, in each case, as the London interbank offered rate for deposits in Dollars, British Pounds Sterling or such Alternative Currency, as applicable, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars, British Pounds Sterling, or the applicable Alternative Currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Rate” shall mean a LIBOR rate per annum reasonably determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, transfer, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loan” shall mean the Term Loan, a Revolving Loan (including any Revolving Loans made pursuant to any Additional Revolving Facility), a Swingline Loan, an Additional Available Currency Loan and/or an Incremental Term Loan (if any), as appropriate.

“LOC Commitment” shall mean the commitment of an Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender's LOC Commitment, as such amount may be reduced from time to time in accordance with the provisions hereof or increased in connection with assignments made in accordance with the terms hereof. Each Lender's LOC Commitment as of the Closing Date is set forth on Schedule 2.1 hereto.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by any Issuing Lender but not theretofore reimbursed.

“LOC Reserve Account” shall have the meaning set forth in Section 10.1(a).

“Luxembourg Credit Party” shall mean any Credit Party that has its seat in Luxembourg.

“Luxembourg Borrowers” shall mean (i) Itron Metering Solutions Luxembourg, (ii) Itron Luxembourg SARL, a Luxembourg limited liability company, (iii) Itron Financial Services Company SARL, a Luxembourg limited liability company and (iv) and any other Foreign Subsidiary incorporated under the laws of the Luxembourg and designated as a Foreign Borrower pursuant to Section 2.23.

“Mandatory Cost” shall mean, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(c).

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group Members, taken as a whole, (b) the legality, validity, binding effect or enforceability against any Credit Party (other than an Immaterial Subsidiary) of any Credit Document to which it is a party or (c) the ability of any Credit Party (other than an Immaterial Subsidiary) to perform its Obligations under any Credit Document to which it is or is to be a party. For purposes of clarification, the incurrence of Indebtedness by the Company and/or its Subsidiaries in compliance with this Agreement shall not, in and of itself, be deemed to be a Material Adverse Effect.

“Material Contract” shall mean, with respect to the Company or any of its Subsidiaries, each contract to which such Person is a party involving aggregate consideration payable to or by such Person in excess of 10% of Consolidated revenues of the Company and its Subsidiaries for the four fiscal quarter period ended June 30, 201.

“Material Foreign Subsidiary” shall mean a first-tier Foreign Subsidiary, that, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, had assets with a fair market value in excess of $25,000,000, or gross revenues in excess of $25,000,000 for the most recently ended four fiscal quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1.

“Material Real Property” shall have the meaning set forth in Section 5.11(c).

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is five years following the Closing Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody's” shall mean Moody's Investors Service, Inc.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of the Administrative Agent on each Additional Real Property, which shall be in substantially in the form of Exhibit P or other form reasonably acceptable to the Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under local or foreign law.

“Multicurrency Issuing Lender” shall mean (a) (i) Wells Fargo, (ii) JPMorgan Chase Bank, N.A., (iii) J.P. Morgan Europe Limited or (iv) such other Lender as determined by the Company and approved by the Administrative Agent (which approval shall not be unreasonably withheld), as applicable, and (b) any successor Multicurrency Issuing Lender hereunder.

“Multicurrency Swingline Committed Amount” has the meaning set forth in Section 2.4(a). The Multicurrency Swingline Committed Amount is part of, and not in addition to, the Revolving Commitments.

“Multicurrency Swingline Lender” shall mean (a) (i) JPMorgan Chase Bank, N.A., (ii) J.P. Morgan Europe Limited or (iii) such other Lender as determined by the Company and approved by the Administrative Agent (which approval shall not be unreasonably withheld) that agrees to be a Multicurrency Swingline Lender, and (b) any successor Multicurrency Swingline Lender hereunder.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Cash Proceeds” means:

(a)    in the case of any Asset Sale permitted by Section 6.4(b), the aggregate amount of all cash and cash equivalents (including any cash and Cash Equivalents received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by any Credit Party directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of any Credit Party in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of Company or any Subsidiary as a result of such Asset Sale (after application of all available credits, net operating losses and other offsets); (C) any repayments by or on behalf of any Group Member of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Lien on the subject property, which Permitted Lien is required to be released as a condition to the purchase or sale of such property; (D) amounts required to be paid to any person (other than any Group Member) owning a beneficial interest in the subject property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an certificate of a Responsible Officer of the Company delivered to Administrative Agent;

(b)    in the case of any Casualty Event, the aggregate amount of cash (and cash equivalents) proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the person whose property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of any Group Member in connection with recovery thereof, (B) repayments of Indebtedness (other than the Obligations hereunder) to the extent that such Indebtedness is secured by a Permitted Lien on the subject property, which Permitted Lien is required to be released in connection with such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Company or any Subsidiary in respect of the amount so recovered (after application of all available credits, net operating losses and other offsets) and amounts required to be paid to any person (other than any Company or any Subsidiary) owning a beneficial interest in the subject Property; and

(c)    in the case of any Debt Issuance, the aggregate amount of all cash and cash equivalents received in respect thereof by the person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants' fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“Non-Defaulting Lender' shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Term Loan Notes, the Revolving Loan Notes, the Swingline Loan Notes and/or the Multicurrency Swingline Loan Notes, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for (a) a Term Loan borrowing pursuant to Section 2.2(a), (b) a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or (c) a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as applicable, in substantially the form of Exhibit C attached hereto.

“Notice of Conversion/Continuation” shall mean the written notice of conversion of a Eurocurrency Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a Eurocurrency Loan, or continuation of a Eurocurrency Loan, in each case substantially in the form of Exhibit D.

“Obligations” shall mean the U.S. Obligations and the Foreign Obligations.

“OFAC” shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

“Off-Balance Sheet Obligation” means, with respect to any Person, any obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such obligations would give rise to a claim against such Person in a proceeding referred to in Section 7.1(e).

“Other Parties” has the meaning assigned to such term in Section 11.7(d).

“Other Taxes” shall mean all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Overnight LIBOR Rate” on any date shall mean the offered quotation to first-class banks in the London interbank market by the applicable Multicurrency Swingline Lender for the applicable Foreign Currency, as the case may be, of overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Multicurrency Swingline Loan denominated in such Foreign Currency of the applicable Multicurrency Swingline Lender as of 11:00 a.m. (London time) on such date; provided that, in the event Administrative Agent has made any determination pursuant to Section 2.14 in respect of the Multicurrency Swingline Loans denominated in such Foreign Currency, or in the circumstances described in Section 2.14 in respect of the Multicurrency Swingline Loan, the Overnight LIBOR Rate determined pursuant to this definition shall instead be the rate determined by the applicable Multicurrency Swingline Lender as the all-in-cost of funds for such applicable Multicurrency Swingline Lender to fund such Multicurrency Swingline Loan, in each case, for LIBOR Rate Loans plus, the Applicable Margin plus (in the case of Loans denominated in British Pounds Sterling or any other Foreign Currency of any Lender which is lent from a Lending Office in the U.K. or a Participating Member State) the Mandatory Cost.

“Overnight Rate Loan” shall mean each Multicurrency Swingline Loan that bears interest at a rate determined with reference to the Overnight LIBOR Rate based on the Foreign Currency borrowed.

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participant” has the meaning assigned to such term in Section 10.6(d).

“Participation Interest” shall mean a participation interest purchased (or required to be purchased following demand or the occurrence of a specified event) by a Revolving Lender in LOC Obligations as provided in Section 2.3(c), in Swingline Loans as provided in Section 2.4 and in Additional Available Currency Loans as provided in Section 1.7.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall mean the Perfection Certificate, dated as of the Effective Date (which shall be substantially in the form of Exhibit J-1).

“Perfection Certificate Supplement” shall mean each supplement to the Perfection Certificate, delivered pursuant to the terms of this Agreement (which shall be substantially in the form of Exhibit J-2).

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Group Member of (a) all or substantially all of the assets or not less than a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person that is incorporated, formed or organized by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case so long as:

(i)    no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)    (A) immediately after giving effect to such purchase or other acquisition, (x) the Group Members shall be in compliance with all of the covenants set forth in Section 6.13 on a Pro Forma Basis, (y) the Total Net Leverage Ratio shall be less than or equal to 3.75 : 1.00 on a Pro Forma Basis, and (z) Available Liquidity shall be at least $75,000,000, and (B) with respect to any such purchase or other acquisition or series of related purchases or acquisitions, the total cash and noncash consideration (excluding Equity Interests of the Company) paid by or on behalf of the Group Members for which exceeds $100,000,000, prior to the consummation of such purchase or acquisition, the

Administrative Agent shall have received a certificate from a Responsible Officer of the Company that the conditions in sub-clause (A) hereof have been met;

(iii)    the Administrative Agent shall have received, with respect to any such purchase or other acquisition or series of related purchases or acquisitions, the total cash and noncash consideration (excluding Equity Interests of the Company) paid by or on behalf of the Group Members for which exceeds $100,000,000, at least five (5) Business Days prior to the consummation of such purchase or acquisition (1) a description of each Person so purchased or acquired and the material terms of such acquisition and (2) a copy of summary financial information and, to the extent available, audited financial statements of each Person so purchased or acquired for the quarter and year most recently ended;

(iv)    such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target; and

(v)    the Company shall have delivered to the Administrative Agent, on behalf of the Secured Parties, prior to the date on which any such purchase or other acquisition for which the total cash and noncash consideration (excluding Equity Interests of the Company) paid by or on behalf of the Company and its Subsidiaries exceeds $100,000,000, a certificate executed by a Responsible Officer, certifying that all of the requirements set forth in this definition to be satisfied by the consummation date have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Refinancing” shall mean, with respect to any Person, any refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing, refunding, renewal, replacement or extension, (b) the Indebtedness resulting from such refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Default shall have occurred and be continuing, and (d) (i) to the extent such Indebtedness being refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed, replaced or extended, (ii) the other terms and conditions (excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being refinanced, refunded, renewed, replaced or extended, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be prima facie evidence that such terms and conditions satisfy the foregoing requirement) and (iii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being refinanced, refunded, renewed, replaced or extended.

“Permitted Unsecured Indebtedness” shall mean unsecured senior debt and unsecured subordinated debt of the Company (a) that is not scheduled to mature prior to the date that is six (6) months after the Maturity Date; (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to purchase upon a change of control or asset sale that provide for the prior repayment in full of all of the Obligations and the termination of the Revolving Commitments) earlier than the date that is six (6) months after the Maturity Date; (c) that has representations and warranties, covenants, events of default and other terms that are no more restrictive in any material respect, taken as a whole, than those in this Agreement and (d) that does not require compliance with any financial maintenance covenants.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Leases) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property; provided, however, that (i) such Indebtedness is incurred within one (1) year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Preferred Interests” shall mean, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

“Proposed Currency” shall have the meaning set forth in Section 1.7(a).

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, (a) with respect to a Permitted Acquisition and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Permitted Acquisition was incurred or assumed on the first day of the applicable period, and any Indebtedness repaid in connection with such Permitted Acquisition was repaid on the first day of the applicable period, (ii) if such Indebtedness incurred or assumed bears a floating interest rate, such interest shall be calculated over the pro forma period at the rate in effect on the date of such Permitted Acquisition and (iii) all income and expense associated with the assets or entity acquired in connection with such Permitted Acquisition (other than the fees, costs and expenses associated with the consummation of such Permitted Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis, (b) with respect to an Asset Sale or disposition pursuant to Section 6.4(b)(iv), pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Sale or disposition shall be deemed to have been prepaid as of the first day of the applicable period, and (ii) all income and expense associated with the assets or entity disposed of in connection with such Asset Sale or disposition shall be deemed to have been eliminated as of the first day of the applicable period and (c) with respect to any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such Restricted Payment was incurred or assumed on the first day of the applicable period (and if such Indebtedness was utilized to refinance other Indebtedness, that such other Indebtedness was repaid on the first day of the applicable period), and (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be calculated over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Qualified Equity Interests” shall mean, with respect to any Person, such Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualifying Lender” means, with respect to a Borrower incorporated in the U.K.:

(a)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is:

(i)     a Lender: (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Credit Document; or (B) in respect of an advance made under a Credit Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, in each case, which is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance;

(ii) a Lender which is: (A) a company resident in the U.K. for U.K. tax purposes; or (B) a partnership each member of which is (x) a company so resident in the U.K., (y) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (z) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b)     a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Credit Document.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall have the meaning set forth in Section 2.16(b)(ii).

“Redeemable” shall mean, with respect to any Equity Interest, any Indebtedness or any other right or obligation, any such Equity Interest, Indebtedness, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” shall have the meaning set forth in Section 10.6(c).

“Reimbursement Obligation” shall mean the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043 or otherwise.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments, Term Loan Commitments and Term Loans or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender's Commitments.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, president, chief financial officer, treasurer or other similar officer of such Credit Party (or other officer duly authorized by a Credit Party to act with respect to the Credit Documents on behalf of such Credit Party) and, as to any document delivered on the Effective Date, the secretary of such Credit Party.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Group Member, now or hereafter outstanding, (b) any redemption, retirement, sinking fund payment or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Group Member, now or hereafter outstanding or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of any Group Member, now or hereafter outstanding.

“Restructure” shall mean the reorganization of the Group Members announced on March 14, 2011, to the extent that such reorganization is completed within two (2) years of the Closing Date.

“Revaluation Date” shall mean each of the following: (a) each date a Loan is made pursuant to this Agreement, a Commitment is made or increased pursuant to Section 2.22 or a Letter of Credit is issued, amended or extended pursuant to Section 2.3; (b) each date a Loan is converted to or continued as a Eurocurrency Loan pursuant to the terms of this Agreement; (c) each date a Revolving Loan is made to reimburse a Swingline Loan or drawing under a Letter of Credit or a Participation Interest is required to be purchased in an outstanding Swingline Loan or outstanding LOC Obligation or outstanding Additional Available Currency Loan pursuant to the terms of this Agreement; (d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall reasonably specify.

“Revolving Facility Increase” shall have the meaning set forth in Section 2.22.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the Commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount. Each Lender's Revolving Commitment as of the Closing Date is set forth on Schedule 2.1 hereto.

“Revolving Commitment Percentage” shall mean, with respect to each Revolving Lender, the percentage obtained by dividing the amount of its Revolving Commitment by the aggregate amount of the Revolving Commitments of all Lenders. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentage shall be determined based on the outstanding Revolving Loans and Participation Interests. Each Lender's Revolving Commitment Percentage as of the Closing Date is set forth on Schedule 2.1 hereto.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrowers provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate.

“S&P” shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes‑Oxley” shall mean the Sarbanes‑Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean, collectively, the Administrative Agent, each U.S. Issuing Lender, each Multicurrency Issuing Lender, each Lender and each Bank Product Provider.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Security Agreement” shall mean the Security Agreement, dated as of the Effective Date, executed by U.S. Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” shall mean the Security Agreement, any Foreign Pledge Agreement, any Deposit Account Control Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the U.S. Obligations whether now or hereafter executed and/or filed executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” and “Solvency” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, (e) in relation to any Person that has its seat in the Federal Republic of German, such Person is neither illiquid (zahlungsunfähig) within the meaning of section 17 German Insolvency Code

(Insolvenzordnung), nor is its illiquidity imminent (drohende Zahlungsunfähigkeit) within the meaning of section 18 German Insolvency Code (Insolvenzordnung), nor is such Person over-indebted (überschuldet) within the meaning of section 19 German Insolvency Code (Insolvenzordnung) and (f) in relation to any Person that has its seat in Luxembourg, such person is not in cessation of payments (cessation de paiement) within the meaning of article 437 of the Luxembourg Commercial Code. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representation Default” shall have the meaning set forth in Section 2.23(e).

“Spot Rate” shall mean, for any currency, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Reuters Group (or on any successor or substitute page, or any successor to or substitute for Reuters Group, providing exchange rate quotations comparable to those currently provided by the Reuters Group on such page, as determined by the Administrative Agent from time to time) at or about 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made, to purchase Dollars with such currency (or such other foreign exchange purchase as is applicable); provided that, if at least two (2) such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subject Party” shall have the meaning set forth in Section 2.16(b)(ii).

“Supplier” shall have the meaning set forth in Section 2.16(b)(ii).

“Swingline Commitment” shall mean the commitment of the Swingline Lenders to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof or increased in connection with assignments made in accordance with the terms hereof.

“Swingline Committed Amount” shall mean the aggregate amount of the Swingline Lenders' U.S. Swingline Commitments and Multicurrency Swingline Commitments as specified in Section 2.4(a). The Swingline Committed Amount is part of, and not in addition to, the Revolving Commitments.

“Swingline Lenders” shall mean the U.S. Swingline Lender and the Multicurrency Swingline Lender, and “Swingline Lender” shall mean any of them.

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Revolving Commitment Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the applicable Borrower in favor of the applicable Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d).

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Target Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Tax Confirmation” shall mean, with respect to a Borrower incorporated in the U.K., a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document is either (i) a company resident in the U.K. for U.K. tax purposes; or (ii) a partnership each member of which is (A) a company so resident in the U.K.; or (B) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (C) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company (a “UK Tax Confirmation”).

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Credit Document.

“Taxes” or “Tax” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender's Term Loan Commitment Percentage of the Term Loan Committed Amount. Each Lender's Term Loan Commitment as of the Closing Date is set forth on Schedule 2.1 hereto.

“Term Loan Commitment Percentage” shall mean, with respect to each Term Loan Lender, the percentage obtained by dividing the amount of its Term Loan Commitment by the aggregate amount of the Term Loan Commitments of all Lenders. Each Lender's Term Loan Commitment Percentage as of the Closing Date is set forth on Schedule 2.1 hereto.

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Facility” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loans.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Company (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate.

“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Funded Debt at such date to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.

“Total Net Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Funded Debt at such date less unrestricted (it being understood that cash and Cash Equivalents shall not be deemed restricted as a result of Liens pursuant to the Credit Documents) cash and Cash Equivalents on hand of the Group Members that is not subject to a Lien (other than Liens in favor of the Administrative Agent and Liens permitted under Section 6.2(g)) in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day, (b) EURIBOR Rate Loans whose Interest Periods begin and end on the same day and (c) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Treasury Services Agreement” shall mean any agreement relating to (a) treasury, depositary and cash management services or automated clearinghouse transfer of funds, (b) any Foreign Working Capital Obligations or (c) commercial credit card, purchase card and merchant card services.

“Treaty Lender” shall mean, with respect to a Borrower incorporated in the U.K., a Lender that: (a) is treated as a resident of a jurisdiction having a double taxation agreement with the U.K. that makes provision for full exemption from tax on payments of interest imposed by the U.K., and (b) does not carry on a business in the U.K. through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan, EURIBOR Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.K.” shall mean the United Kingdom of Great Britain and Northern Ireland.

“U.K. Borrowers” shall mean (i) Itron Development UK Ltd., a limited liability company incorporated under the laws of England and Wales, with registered number 6195664, (ii) Itron Metering Solutions UK Ltd., a limited liability company incorporated under the laws of England and Wales, with registered number 4274515, and (iii) and any other Foreign Subsidiary incorporated or organized under the laws of the U.K. and designated as a Foreign Borrower pursuant to Section 2.23.

“U.K. Tax Confirmation” shall have the meaning set forth in the definition of “Tax Confirmation.”

“U.S. Credit Parties” shall mean the Company and the Company Guarantors.

“U.S. Issuing Lender” shall mean, as the context may require, (a) with respect to (i) all Existing Letters of Credit, Wells Fargo and JPMorgan Chase Bank, N.A., and (ii) all other Letters of Credit issued on behalf of the Company in Dollars, (x) Wells Fargo, (y) JPMorgan Chase Bank, N.A. or (z) such other Lender as determined by the Company and approved by the Administrative Agent (which approval shall not be unreasonably withheld) that agrees to be a U.S. Issuing Lender, as applicable, and (b) any successor U.S. Issuing Lender hereunder.

“U.S. Obligations” shall mean, collectively, (a) all of the obligations, Indebtedness and liabilities of the U.S. Credit Parties to the Lenders (including the Issuing Lenders and the Swingline Lenders) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the U.S. Credit Parties or for which any U.S. Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument, indemnification obligations and other amounts and all amounts owing under Article XI by any Credit Party pursuant to the Guaranty provided therein (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under any Debtor Relief Law with respect to any Group Member, regardless of whether such interest is an allowed claim under any Debtor Relief Law), and (b) all obligations, Indebtedness and liabilities of any U.S. Credit Party under each Hedging Agreement or Treasury Services Agreement entered into with any Bank Product Provider, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, guaranty obligations, all sums chargeable to any U.S. Credit Party or for which any U.S. Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument, indemnification obligations and other amounts, in each case, under any Hedging Agreement or Treasury Services Agreement (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under any Debtor Relief Law with respect to any Group Member, regardless of whether such interest is an allowed claim under such Debtor Relief Law).

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Swingline Lender” shall mean (i) Wells Fargo or (ii) such other Lender as determined by the Company and approved by the Administrative Agent (which approval shall not be unreasonably withheld) that agrees to be a U.S. Swingline Lender, and any successor U.S. Swingline Lender hereunder.

“U.S. Swingline Committed Amount” has the meaning set forth in Section 2.4(a). The U.S. Swingline Committed Amount is part of, and not in addition to, the Revolving Commitments.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f) and shall be in substantially the same form as the applicable certificate set forth on Exhibit I.

“VAT” shall mean (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of similar nature, whether imposed in a member state of European Union in substitution for, or levied in addition to such tax referred to in (a) or elsewhere.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

“Wholly Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person.

“Withholding Agent” shall mean a Credit Party, the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, such Lender or any partnership for U.S. federal income tax purposes that is a direct or indirect (through a chain of entities treated as flow-through entities for U.S. federal income tax purposes) beneficial owner of such Lender, or any of their respective agents, that is required under applicable law to deduct or withhold any Tax from a payment by or on account of any obligation of any Credit Party under any Credit Document.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2    Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Company, except as otherwise specifically prescribed herein.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Financial Covenant Calculations; Calculations on a Pro Forma Basis. The parties hereto acknowledge and agree that, (i) for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.13 and for purposes of determining the Applicable Margin, Permitted Acquisitions, Asset Sales, dispositions pursuant to Section 6.4(b)(iv) and Restricted Payments during such period and will be given effect on a Pro Forma Basis and (ii) with respect to all calculations made in determining compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.13 for purposes of determining the permissibility of a particular transaction, including with respect to determining the Total Net Leverage Ratio on a Pro Forma Basis, such calculations shall be based on the financial statements most recently delivered to the Administrative Agent pursuant to Section 5.1 (and, with respect to Permitted Acquisitions, where applicable, the most recent financial statements of the Target as of the applicable date of determination), and adjusted on a Pro Forma Basis.

(d)    Delivery of Financial Statements. Unless otherwise specified, all reference herein to financial statements most recently delivered to the Administrative Agent pursuant to Section 5.1 shall, for periods prior to the first date on which such financial statements are required to be delivered, or for periods prior to the Closing Date not reflected therein, refer to the financial statements most recently filed with the SEC or the financial statements filed with the SEC reflecting such periods, as applicable.

Section 1.4    Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.5    Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

Section 1.6    Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts; Exchange Rates; Currency Equivalents; Alternate Funding Office.

(a)    Each obligation of each Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)    Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction or reasonable modifications as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency or to reflect adoption of additional currencies as Foreign Currencies or the issuance of Letters of Credit in currencies which are not Foreign Currencies as of the date hereof.

(d)    The Administrative Agent or the applicable Issuing Lender, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalents of Extensions of Credit and amounts outstanding hereunder denominated in a Foreign Currency. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit

Parties hereunder or calculating financial covenants hereunder or, except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

(e)    Wherever in this Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan or the issuance, amendment or renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars (but not the applicable Foreign Currency), but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount, as reasonably determined by the Administrative Agent or the applicable Issuing Lender, as the case may be.

(f)    Where the permissibility of a transaction (other than Extensions of Credit as permitted above) depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any amount in respect of such transaction stated in another currency shall be translated to Dollars at the Spot Rate then in effect at the time such transaction is entered into and the permissibility of actions taken hereunder shall not be affected by subsequent fluctuations in exchange rates.

(g)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant Spot Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount in Dollars of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different foreign currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

(h)    In the event Loans or Commitments in a Foreign Currency are to the taken into account in determining any approval, consent or direction by Required Lenders, such Foreign Currency amounts shall be translated into Dollars at the Spot Rate on a date after the request for such approval, consent or direction selected by the Administrative Agent for purposes of determining Required Lender approval, consent or direction.

(i)    Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent demonstrable error.

(j)    Subject to the provisions of Section 10.26, each provision in this Agreement relating to payments to be made by any Borrower on account of principal, interest and fees which requires payment in Dollars, shall be deemed to mean (i) in the case of Loans or other amounts denominated in Dollars, payment in Dollars and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, payment in such Foreign Currency.

(k)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the maximum face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LOC Document related thereto, provides for one or more automatic increases in the face amount thereof, the amount of such Letter of Credit shall be deemed to be Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum face amount is in effect at such time.

(l)      Notwithstanding anything to the contrary herein, each Lender may, at its option, make any Loan available to any Foreign Subsidiary Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Foreign Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 1.7    Alternative Currencies.

(a)     The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a foreign currency that is not an Alternative Currency (the “Proposed Currency”). In the case of any such request with respect to the making of Revolving Loans or Swingline Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Multicurrency Issuing Lenders.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Revolving Loan borrowing or Letter of Credit issuance, as the case may be (or such shorter period as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Multicurrency Issuing Lenders, in their sole discretion). In the case of any such request pertaining to Revolving Loans or Swingline Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Multicurrency Issuing Lenders thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each Multicurrency Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Multicurrency Issuing Lenders, in their sole discretion) after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such Proposed Currency.

(c)    Any failure by a Revolving Lender or a Multicurrency Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Lender, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued, as applicable, in such Proposed Currency. If the Administrative Agent and all the Revolving Lenders consent to making LIBOR Rate Loans that are Revolving Loans in such Proposed Currency, the Administrative Agent shall so notify the Company, and such Proposed Currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely with respect to Revolving Loans and Swingline Loans; and if the Administrative Agent and the Multicurrency Issuing Lenders consent to the issuance of Letters of Credit in such Proposed Currency, the Administrative Agent shall so notify the Company and such Proposed Currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely with respect to any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional Alternative Currency under this Section 1.7, the Administrative Agent shall promptly so notify the Company.

(d)    Notwithstanding the foregoing, in the event the Borrowers desire to borrow Revolving Loans in a currency, other than Dollars or a Foreign Currency, which is freely traded in the London interbank market and is then freely transferable and freely convertible into Dollars, and some, but not all, of the Revolving Lenders are willing to fund such borrowing in the Borrowers' desired currency, the Borrowers shall be permitted, with the prior consent of the Administrative Agent and Additional Alternative Currency Lenders, to create a subtranche of the Revolving Credit Facility in which only Revolving Credit Lenders willing to fund in the desired currency (each such currency, an “Additional Alternative Currency” and each such Lender, an “Additional Alternative Currency Lender”) shall be required to make Loans to the Borrowers, and with respect to such subtranche, such Additional Alternative Currency shall be deemed to be an Alternative Currency for all purposes hereof (except with respect to repayments to and borrowings from Lenders that are not Additional Alternative Currency Lenders). The aggregate outstanding amount of Loans denominated in an Additional Alternative Currency (such Loans, the “Additional Alternative Currency Loans”) shall not exceed $100,000,000 at any time.

(e)    Each Revolving Lender agrees to acquire participations in Additional Alternative Currency Loans upon the making of such Additional Alternative Currency Loans as provided below. The Additional Alternative Currency Lenders may by written notice given to the Administrative Agent not later than 9:00 a.m., London time, on any Business Day require the Revolving Lenders to fund such acquisition of participations on such Business Day in all or a portion of the outstanding Additional Alternative Currency Loans. Such notice shall specify the aggregate amount of Additional Alternative Currency Loans in which Revolving Lenders will fund such participations. Promptly upon receipt of such notice, the Administrative Agent will give written notice thereof to each Revolving Lender, specifying in such notice such Lender's Revolving Commitment Percentage of such Additional Alternative Currency Loans and the Dollar Equivalent thereof as of such date. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in Dollars, for the account of the Additional Alternative Currency Lenders, such Revolving Lender's Revolving Commitment Percentage of the Dollar Equivalent (determined as of the date of such notice) of such Additional Alternative Currency Loans; provided that no Additional Alternative Currency Lender will be required to make the payments under this sentence to the extent it already holds Additional Alternative Currency Loans in an amount equal to or in excess of its Revolving Commitment Percentage of the Additional Alternative Currency Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Additional Alternative Currency Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each applicable Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available Dollars, in the same manner as provided in Section 2.1 with respect to Revolving Loans made by such Lender, and the Administrative Agent shall promptly pay to each Additional Alternative Currency Lender such portions of the amounts so received by it from the Revolving Lenders so that, after giving effect thereto, each Revolving Lender (including each Additional Alternative Currency Lender) will hold an interest (directly or through such funded participations) in the Additional Alternative Currency Loans in an amount equal to its Revolving Commitment Percentage thereof. The Administrative Agent shall notify the Company of any participations in any Additional Alternative Currency Loans acquired pursuant to this paragraph. All such Revolving Loans shall be automatically converted to Dollar-denominated Revolving Loans bearing interest at the Alternate Base Rate (including each Additional Alternative Currency Lender's portion thereof) in an amount equal to the Dollar Equivalent thereof as of (and with the Dollar Equivalent as determined as of) the date of conversion. Upon such conversions (and, notwithstanding the provisions of Section 10.6), all participations therein shall automatically be converted into assignments and held directly by the applicable Revolving Lenders that acquired such participations, and each Revolving Lender shall execute any assignment agreements or other documents requested by the Administrative Agent to give effect thereto. Thereafter payments in respect of such Revolving Loans shall be made to the Administrative Agent for the account of the Revolving Lenders. The amount of principal and interest paid on the Additional Alternative Currency Loans prior to receipt of the proceeds of a sale of participations therein shall be shared by the Additional Alternative Currency Lenders pro rata based on the amount of the Additional Alternative Currency Loans held be each. Any amounts received by the Administrative Agent or any Additional Alternative Currency Lender from any Borrower (or other party on behalf of a Borrower) in respect of a Additional Alternative Currency Loan after receipt by the Additional Alternative Currency Lenders of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Additional Alternative Currency Lenders, as their interests may appear. The purchase of participations in Additional Alternative Currency Loans pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof. At any point in time in which there is a Defaulting Lender, any Additional Alternative Currency Lender may require the Borrowers to Cash Collateralize the outstanding Additional Alternative Currency Loans pursuant to Section 2.20.

(f)    Additional Alternative Currency Loans shall constitute Loans made under a subtranche of the Revolving Commitments but shall not constitute Revolving Loans under this Agreement unless and to the extent that participations therein are purchased by the Revolving Lenders that are not Additional Alternative Currency Lenders and converted into Dollar-denominated Revolving Loans as provided above. The Company and the Administrative Agent may make such modifications to this Agreement and the other Credit Documents as may be necessary or advisable to effect Revolving Loans, Swingline Loans or Letters of Credit denominated in an Alternative Currency or an Additional Alternative Currency subtranche as provided above.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1    Revolving Loans.

(a)    Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) (x) in Dollars to the Company from time to time in an aggregate principal amount of up to FIVE HUNDRED Million DOLLARS ($500,000,000) (as such amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”) and (y) in Dollars and in Foreign Currencies to the Company or any Foreign Borrower from time to time in an aggregate principal amount not to exceed the Foreign Currency Sublimit; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender's Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender's Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender's Revolving Commitment Percentage of outstanding LOC Obligations plus such Revolving Lender's Revolving Commitment Percentage of outstanding Additional Alternative Currency Loans shall not exceed such Revolving Lender's Revolving Commitment, (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Additional Alternative Currency Loans shall not exceed the Revolving Committed Amount then in effect and (iii) the aggregate principal amount of outstanding Revolving Loans denominated in a Foreign Currency plus outstanding Additional Alternative Currency Loans plus outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency plus outstanding obligations in respect of Swingline Loans denominated in a Foreign Currency, shall not exceed the Foreign Currency Sublimit. Revolving Loans may consist of Alternate Base Rate Loans, Eurocurrency Loans, or a combination thereof, as the applicable Borrower may request and, in each case, may be repaid and reborrowed in accordance with the provisions hereof; provided that (A) Revolving Loans denominated in Euros may consist of only EURIBOR Rate Loans, (B) Revolving Loans denominated in British Pounds Sterling or Alternative Currencies may consist of only LIBOR Rate Loans, (C) Revolving Loans denominated in Dollars may consist of only Alternate Base Rate Loans or LIBOR Rate Loans and (D) the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the applicable Borrower delivers a funding indemnity letter in form and substance reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. Eurocurrency Loans shall be made by each Revolving Lender at its Eurocurrency Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Revolving Loan Borrowings.

(i)    Notice of Borrowing. The applicable Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:30 a.m. on the date of the requested borrowing in the case of Alternate Base Rate Loans, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and on the fourth Business Day prior to the date of the requested borrowing in the case of Revolving Loans denominated in a Foreign Currency. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall consist of Loans denominated in Euros, British Pounds Sterling, any Alternative Currency or in Dollars, (E) for borrowings denominated in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (F) for borrowings denominated in a Foreign Currency, the currency such Loans shall be denominated in and whether the borrowing shall be comprised of LIBOR Rate Loans, EURIBOR Rate Loans or a combination thereof, and (G) if Eurocurrency Loans are requested, the Interest Period(s) therefor. If the applicable

Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a Eurocurrency Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (2) the Type of Revolving Loan requested, then (provided that the applicable Borrower specified the currency of such borrowing) such notice shall be deemed to be a request for (w) an Alternate Base Rate Loan hereunder in the case of any Revolving Loan denominated in Dollars, or (x) a LIBOR Rate Loan hereunder in the case of any Revolving Loan denominated in British Pounds Sterling or an Alternative Currency, or (y) a EURIBOR Rate Loan hereunder in the case of any Revolving Loan denominated in Euros, or (3) the currency of such borrowing, then such notice shall be deemed to be a request for Loans denominated in Dollars. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender's share thereof.

(ii)    Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a Eurocurrency Loan and denominated in Dollars shall be in a minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a Eurocurrency Loan and denominated in Euros shall be in a minimum aggregate amount of €5,000,000 and in integral multiples of €1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a Eurocurrency Loan and denominated in British Pounds Sterling shall be in a minimum aggregate amount of ₤5,000,000 and in integral multiples of ₤1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan denominated in an Alternative Currency shall be in a minimum aggregate Dollar Equivalent of $5,000,000 and in integral multiples of the Dollar Equivalent of $1,000,000.

(iii)    Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing by (A) 2:30 p.m. on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan that is a Foreign Currency Loan. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the applicable Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2. All payments with respect to Revolving Loans shall be made in the currency in which such Loans are denominated (subject to any Additional Alternative Currency Loans that may be converted to Dollars as provided in Section 1.7).

(d)    Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin;

(ii)    LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin plus (in the case of a LIBOR Rate Loans of any Lender which is lent from a Lending Office in the U.K. or a Participating Member State) the Mandatory Cost; and

(iii)    EURIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of EURIBOR Rate Loans, each such EURIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the EURIBOR Rate plus the Applicable Margin plus (in the case of a EURIBOR Rate Loan of any Lender which is lent from a Lending Office in the U.K. or a Participating Member State) the Mandatory Cost.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)    Revolving Loan Notes; Covenant to Pay. Each Borrower's obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender's request, by a duly executed promissory note of the applicable Borrower to such Revolving Lender in substantially the form of Exhibit G. Each Borrower covenants and agrees to pay its Revolving Loans in accordance with the terms of this Agreement.

Section 2.2    Term Loan.

(a)    Term Loan Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Company (through the Administrative Agent) on the Closing Date a term loan (such loans, the “Term Loans”) in Dollars in an amount equal to such Term Loan Lender's Term Loan Commitment Percentage of THREE HUNDRED MILLION DOLLARS ($300,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Term Loans, such proceeds will then be made available to the Company by the Administrative Agent by crediting the account of the Company on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Company). The Term Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Term Loans made on the Closing Date may only consist of Alternate Base Rate Loans unless the Company delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its Eurocurrency Lending Office, and Alternate Base Rate Loans shall be made by each Term Loan Lender at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loans may not be reborrowed. The Term Loan Commitments shall automatically terminate at the earlier to occur of (a) the making of the Term Loans and (b) 5:00 p.m. on the Closing Date.

(b)    Repayment of Term Loans. The principal amount of the Term Loans shall be repaid in Dollars in consecutive quarterly installments in the amounts and on the dates set forth below, commencing September 30, 2011 (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2:

Date	Scheduled Repayment
September 30, 2011 December 31, 2011	$3,750,000 $3,750,000
March 31, 2012 June 30, 2012 September 30, 2012 December 31, 2012	$3,750,000 $3,750,000 $3,750,000 $3,750,000
March 31, 2013 June 30, 2013 September 30, 2013 December 31, 2013	$3,750,000 $3,750,000 $5,625,000 $5,625,000
March 31, 2014 June 30, 2014 September 30, 2014 December 31, 2014	$5,625,000 $5,625,000 $7,500,000 $7,500,000
March 31, 2015 June 30, 2015 September 30, 2015 December 31, 2015	$7,500,000 $7,500,000 $7,500,000 $7,500,000
March 31, 2016 June 30, 2016	$7,500,000 $7,500,000
Maturity Date	$187,500,000 or the remaining outstanding amount of the Term Loans

The outstanding principal amount of the Term Loans and all accrued but unpaid interest and other amounts payable with respect to the Term Loans shall be repaid on the Maturity Date.

(c)    Interest on the Term Loans. Subject to the provisions of Section 2.8, the Term Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as the Term Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)    LIBOR Rate Loans. During such periods as the Term Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loans shall be payable in arrears on each Interest Payment Date.

(d)    Term Loans Notes; Covenant to Pay. The Company's obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender's request, by a duly executed promissory note of the Company to such Term Loan Lender in substantially the form of Exhibit F. The Company covenants and agrees to pay the Term Loans in accordance with the terms of this Agreement. All payments with respect to Term Loans shall be in Dollars.

Section 2.3    Letter of Credit Subfacility.

(a)    Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which any Issuing Lender may reasonably require, during the Commitment Period (x) the U.S. Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the U.S. Issuing Lender, and (y) the Multicurrency Issuing Lenders shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Company or any Foreign Borrower from time to time upon request in a form acceptable to the applicable Multicurrency Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIVE HUNDRED MILLION DOLLARS ($500,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus the outstanding amount of Additional Alternative Currency Loans shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or a Foreign Currency, (iv) the aggregate principal amount of outstanding Revolving Loans denominated in a Foreign Currency, plus the outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency plus outstanding obligations with respect to Swingline Loans denominated in a Foreign Currency plus the outstanding amount of Additional Alternative Currency Loans, shall not exceed the Foreign Currency Sublimit, and (v) Letters of Credit shall be issued for any lawful business purposes and shall be issued as standby letters of credit or commercial letters of credit, including in connection with workers' compensation and other insurance programs. Except as otherwise expressly agreed in writing by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than thirty-six (36) months from the date of issuance; provided, however, that the expiry dates of Letters of Credit may be extended by the terms thereof automatically by operation of the terms of such Letter of Credit, unless the applicable Issuing Lender issues a notice of termination prior to such extension pursuant to the terms of such Letter of Credit, to a date not more than twelve (12) months from the date of extension and, so long as no default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, annually or periodically from time to time on the request of the applicable Borrower to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as approved by the applicable Issuing Lender. The Reimbursement Obligations of the Company and the applicable Borrower in respect of each Existing Letter of Credit, and each Revolving Lender's participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and shall be subject to and governed by the terms of this Agreement. Letters of Credit issued by the U.S. Issuing Lender shall be denominated in Dollars. Letters of Credit issued by the Multicurrency Issuing Lender shall be issued in a Foreign Currency.

(b)    Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Administrative Agent and the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance or such shorter period of time that is approved by the applicable Issuing Lender. The applicable Issuing Lender will promptly upon request and upon any issuance or drawing with respect to any Letter of Credit provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount and the expiry date, as well as any payments or expirations which may have occurred. The applicable Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The applicable Issuing Lender will provide to the Administrative Agent promptly upon request and upon any issuance or drawing with respect to any Letter of Credit a summary report of the nature and extent of LOC Obligations then outstanding.

(c)    Participations. Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit, shall be deemed to have purchased a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender's participation in any Letter of Credit, to the extent that any Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the applicable Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lenders shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of any Borrower to reimburse any Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)    Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Company and the Administrative Agent. The Company and the applicable Borrower shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 p.m. on a Business Day or, if after 3:00 p.m., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds (x) in the case of Letters of Credit denominated in Dollars, Euros or British Pounds Sterling, in the currency in which such Letter of Credit is denominated as provided herein or in the LOC Documents and (y) in the case of Letters of Credit denominated in an Alternative Currency, in Dollars based on the Dollar Equivalent of such drawing as of such date. If the Company or the applicable Borrower shall fail to reimburse the applicable Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Company shall promptly notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the applicable Issuing Lender, the applicable Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. Each Borrower's Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment such Borrower may claim or have against the Issuing Lenders, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of such Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent, for the account of the applicable Issuing Lender, in immediately available funds, the amount of such Revolving Lender's Revolving Commitment Percentage of such unreimbursed drawing in Dollars based on the Dollar Equivalent (provided that, such Dollar Equivalent will be determined in consultation with the applicable Issuing Lender) of such drawing as of such date. Such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day notice is received by the Revolving Lenders from the Administrative Agent. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the applicable Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the applicable Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender's obligation to make such payment to the Issuing Lenders, and the right of the Issuing Lenders to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Repayment with Revolving Loans. On any day on which a Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing, in Dollars, in an amount equal to the Dollar Equivalent (provided that, such Dollar Equivalent will be determined in consultation with the applicable Issuing Lender) of such drawing, comprised entirely of Alternate Base Rate Loans

(each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender's respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the applicable Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans at or before 12:00 Noon on the Business Day next succeeding the day notice is received by the Revolving Lenders from the Administrative Agent, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund, in Dollars, the Dollar Equivalent (provided that, such Dollar Equivalent will be determined in consultation with the applicable Issuing Lender) of its Participation Interests in the outstanding LOC Obligations at or before 12:00 Noon on the Business Day next succeeding the Business Day notice is received by the Revolving Lenders from the Administrative Agent; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender's unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)    Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)    ISP98. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” (or such later version thereof as may be in effect at the time of issuance) published by the Institute of International Banking Law & Practice shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1988 regarding the European single currency (Euro)) shall apply to each commercial Letter of Credit.

(h)    Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(i)    Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of a Borrower; provided that, notwithstanding such statement, such Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect such Borrower's Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)    Cash Collateral. At any point in time in which there is a Defaulting Lender, any Issuing Lender may require the Borrowers to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

Section 2.4    Swingline Loan Subfacility.

(a)    Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, (x) the U.S. Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Company (each a “U.S. Swingline Loan” and, collectively, the “U.S. Swingline Loans”) for the purposes hereinafter set forth and (y) the applicable Multicurrency Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to a Foreign Borrower (each a “Multicurrency Swingline Loan” and, collectively, the “Multicurrency Swingline Loans” and, together with the U.S. Swingline Loans, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of U.S. Swingline Loans outstanding at any time shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “U.S. Swingline Committed Amount”), (ii) the aggregate principal amount of Multicurrency Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of FIFTY MILLION DOLLARS ($50,000,000) (the “Multicurrency Swingline Committed Amount”); (iii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Additional Alternative Currency Loans shall not exceed the Revolving Committed Amount then in effect, (iv) all Swingline Loans shall be denominated in Dollars or a Foreign Currency, and (v) the aggregate principal amount of outstanding Revolving Loans denominated in a Foreign Currency, plus outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency plus outstanding obligations with respect to Swingline Loans denominated in a Foreign Currency plus outstanding obligations with respect to Additional Alternative Currency Loans, shall not exceed the Foreign Currency Sublimit. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)    Swingline Loan Borrowings.

(i)    Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the applicable Borrower not later than 2:00 p.m. (9:00 a.m. London time, with respect to Swingline Loans to be denominated in a Foreign Currency) on any Business Day requesting that a Swingline Loan be made, the applicable Swingline Lender will make Swingline Loans available to the applicable Borrower on the same Business Day such request is received by the Administrative Agent and the applicable Swingline Lender. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B)  the aggregate principal amount to be borrowed, and (C) in the case of a Notice of Borrowing delivered by a Foreign Borrower, whether the borrowing shall consist of Swingline Loans denominated in Euros, British Pounds Sterling, an Alternative Currency or in Dollars. If the applicable Borrower shall fail to specify in any such Notice of Borrowing the currency of such borrowing, then such notice shall be deemed to be a request for Swingline Loans denominated in Dollars. Swingline Loan borrowings hereunder, if denominated in Dollars, shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $25,000 in excess thereof. Swingline Loan borrowings hereunder, if denominated in Euros, shall be made in minimum amounts of €100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of €25,000 in excess thereof. Swingline Loan borrowings hereunder, if denominated in British Pounds Sterling, shall be made in minimum amounts of ₤100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of ₤25,000 in excess thereof. Swingline Loans denominated in an Alternative Currency shall be in a minimum amount of the Dollar Equivalent of $100,000 and in integral multiples of the Dollar Equivalent of $25,000. Each Notice of Borrowing with respect to Swingline Loans shall be delivered to the Administrative Agent and the applicable Swingline Lender.

(ii)    Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Maturity Date and (B) seven (7) days following such borrowing in the currency in which such Swingline Loan is denominated. The applicable Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the applicable Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in Dollars in the amount equal to the Dollar Equivalent (provided that, such Dollar Equivalent will be determined in consultation with the applicable Swingline Lender) of such Swingline Loans; provided, that, in the following circumstances, any such demand shall also be deemed to have been given one (1) Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of any of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence at or before 12:00 Noon on the Business Day next succeeding the date notice is received by the Revolving Lenders from the Administrative Agent notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any Debtor Relief Law), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the applicable Borrower on or after such date and prior to such purchase) from the applicable Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective

Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the applicable Swingline Lender until the date as of which the respective Participation Interest is purchased in cash, and (y) at the time any purchase of a Participation Interest in cash pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the applicable Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrowers shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a). The applicable Swingline Lender shall provide notice to the Administrative Agent of all repayments of Swingline Loans.

(c)    Interest on Swingline Loans. Subject to the provisions of Section 2.8, (i) Swingline Loans denominated in Dollars shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans and (ii) Swingline Loans denominated in a Foreign Currency shall bear interest at a per annum rate equal to the Overnight LIBOR Rate. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date to the applicable Swingline Lender.

(d)    Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of any Swingline Lender, by a duly executed promissory note of the applicable Borrower in favor of the applicable Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit H. Each Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(e)    Cash Collateral. At any point in time in which there is a Defaulting Lender, any Swingline Lender may require the Borrowers to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

Section 2.5    Fees.

(a)    Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount, but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

(b)    Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, in Dollars, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the Dollar Equivalent of the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration or earlier termination. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the each Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of such Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). Each Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”), in Dollars, of 0.125% per annum on the Dollar Equivalent of the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

(d)    Administrative Fee. The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6    Commitment Reductions.

(a)    Voluntary Reductions. Each Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days' prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect; provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in according to its Revolving Commitment Percentage.

(b)    Foreign Currency Sublimit Amount. If the Revolving Committed Amount is reduced below the then current Foreign Currency Sublimit, the Foreign Currency Sublimit shall automatically be reduced by an amount such that the Foreign Currency Sublimit equals the Revolving Committed Amount.

(c)    LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(d)    Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(e)    Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7    Prepayments.

(a)    Optional Prepayments and Repayments. Each Borrower shall have the right to prepay the Term Loans and repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Revolving Loans or Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans or Term Loans that are Eurocurrency Loans shall be in a minimum principal amount of (A) $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount) if denominated in Dollars, (B) €5,000,000 and integral multiples of €1,000,000 in excess thereof (or the remaining outstanding principal amount) if denominated in Euros, (C) ₤5,000,000 and integral multiples of ₤1,000,000 in excess thereof (or the remaining outstanding principal amount) if denominated in British Pounds Sterling or (D) the Dollar Equivalent of $5,000,000 and in integral multiples of the Dollar Equivalent of $1,000,000 in excess thereof (or the remaining outstanding principal amount) if denominated in an Alternative Currency and (iii) Swingline Loans shall be in a minimum principal amount of (w) $100,000 and integral multiples of $25,000 in excess thereof (or the remaining outstanding principal amount) if denominated in Dollars, (x) €100,000 and integral multiples of €25,000 in excess thereof (or the remaining outstanding principal amount) if denominated in Euros, (y) ₤100,000 and integral multiples of ₤25,000 in excess thereof (or the remaining outstanding principal amount) if denominated in British Pounds Sterling or (z) the Dollar Equivalent of $100,000 and in integral multiples of the Dollar Equivalent of $25,000 in excess thereof (or the remaining outstanding principal amount) if denominated in an Alternative Currency. The applicable Borrower shall give three Business Days' irrevocable notice of prepayment in the case of Eurocurrency Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.6(a), then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.6(a). To the extent that the Company elects to prepay the Term Loans, amounts prepaid under this Section shall be applied towards remaining amortization payments as specified by the Company (provided that such prepayment must be applied to prepay the Term Loans of the Term Loan Lenders ratably). To the extent the applicable Borrower elects to repay the Revolving Loans, amounts prepaid under this Section shall be applied to the Revolving Loans of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. All payment with respect to Term Loans shall be in Dollars. All payments with respect to Revolving Loans shall be in the currency in which such Revolving Loans are denominated. Prepayment of Revolving Loans denominated in Dollars shall be applied, first, to Revolving Loans that are Alternate Base Rate Loans and, second, to Revolving Loans that are LIBOR Rate Loans. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment; provided that, in the case of a prepayment of Alternate Base Rate Loans that does not result in the repayment of all Loans, interest on the principal amount repaid may be made on the next occurring Interest Payment Date.

(b)    Mandatory Prepayments.

(i)    Revolving Committed Amount. (x) If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Additional Alternative Currency Loans shall exceed the Revolving Committed Amount (other than as a result of currency fluctuations), the Company or the applicable Borrower shall promptly prepay the Revolving Loans and Swingline Loans and Additional Alternative Currency Loans and (after all Revolving Loans and Swingline Loans and Additional Alternative Currency Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below) and (y) if, on any Revaluation Date, (A) the sum of the aggregate principal amount of outstanding Revolving Loans, plus the outstanding LOC Obligations plus outstanding Obligations with respect to Swingline Loans plus outstanding Additional Alternative Currency Loans shall exceed 105% of the Revolving Committed Amount (in each case, based on the Dollar Equivalent of such amounts as of such Revaluation Date), or (B) the outstanding Revolving Loans denominated in a Foreign Currency, plus the outstanding LOC Obligations with respect to Letters of Credit denominated in a Foreign Currency plus outstanding Obligations with respect to Swingline Loans denominated in a Foreign Currency plus outstanding Additional Alternative Currency Loans shall exceed 105% of the Foreign Currency Sublimit (in each case, based on the Dollar Equivalent of such amounts as of such Revaluation Date), the Borrowers shall promptly prepay such Loans and (after all such Loans have been repaid) Cash Collateralize such LOC Obligations in an amount sufficient to eliminate any such excess with respect to clause (A) or (B) (such prepayment to be applied as set forth in clause (v) below).

(ii)    Debt Issuance. No later than three (3) Business Days following any Debt Issuance by Company or any of its Subsidiaries after the Closing Date, the Company shall make prepayments in accordance with clause (v) below in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(iii)    Asset Sales. No later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Company or any of its Subsidiaries after the Closing Date, the Company shall make prepayments in accordance with clause (v) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, no such prepayment shall be required with respect to such Net Cash Proceeds in such fiscal year up to $25,000,000; provided, further, that, so long as no Default or Event of Default shall have occurred and be continuing, no such prepayment shall be required if on or prior to such date, the Company shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Net Cash Proceeds, in which case, the Company may reinvest all or any portion of such Net Cash Proceeds (i) in the case of Asset Sales by a U.S. Credit Party, in the acquisition, improvement or maintenance of assets useful in the operations of the U.S. Credit Parties (including, without limitation, Permitted Acquisitions) and (ii) in the case of Asset Sales by other Group Members, in the acquisition, improvement or maintenance of assets useful in the operations of Group Members (including, without limitation, Permitted Acquisitions), in either case, within (x) twelve (12) months following receipt of such Net Cash Proceeds, or (y) if the Company enters into a contract to reinvest such Net Cash Proceeds within such twelve

(12)-month period following receipt thereof, the later of six (6) months following the date such contract is entered into and the termination of such twelve (12)-month period; provided, however, that, if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election or are not so reinvested during such twelve (12)-month period (or six (6)-month period, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.7.

(iv)    Insurance Condemnation Proceeds. No later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Casualty Event by Company or any of its Subsidiaries after the Closing Date, the Company shall make prepayments in accordance with clause (v) below in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event; provided that, so long as no Default or Event of Default shall have occurred and be continuing, no such prepayment shall be required if, on or prior to such date, the Company shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Net Cash Proceeds (i) in the case of Casualty Events impacting a U.S. Credit Party, in the acquisition, improvement or maintenance of assets useful in the operations of the U.S. Credit Parties (including, without limitation, Permitted Acquisitions) and (ii) in the case of Casualty Events impacting other Group Members, in the acquisition, improvement or maintenance of assets useful in the operations of Group Members (including, without limitation, Permitted Acquisitions), in either case, within (x) twelve (12) months following receipt of such Net Cash Proceeds, or (y) if a Group Member enters into a contract to reinvest such Net Cash Proceeds within such twelve (12)-month period following receipt thereof, the later of six (6) months following the date such contract is entered into and the termination of such twelve (12)-month period; provided, however, that, if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election or are not so reinvested during such twelve (12)-month period (or six (6)-month period, as applicable), an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.7

(v)    Payment of Permitted Unsecured Indebtedness. To the extent that any Group Member would be required to apply any Net Cash Proceeds (or an amount equal to any Net Cash Proceeds) of any Asset Sale or Casualty Event to the repayment, redemption, defeasance, discharge, purchase or other acquisition of Permitted Unsecured Indebtedness (or to make an offer to repurchase such Indebtedness), the Company shall, prior to being required to do so, apply such Net Cash Proceeds to make a prepayment of Loans in an amount equal to such Net Cash Proceeds.

(vi)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.7(b)(i), first to the outstanding Swingline Loans, second to the outstanding Revolving Loans and third to Cash Collateralize the LOC Obligations and (B) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii), (iii), (iv) or (v), first to the Term Loan and the Incremental Term Loan (ratably to the remaining amortization payments thereof), without the application of any prepayment penalty or premium, second to the Swingline Loans (without a simultaneous corresponding reduction of the Swingline Committed Amount) and third ratably to the Revolving Loans; provided that such prepayment of Revolving Loans in the case of Section 2.7(b)(i), (ii), (iii) and (iv) shall be made without a simultaneous corresponding reduction of the

Revolving Committed Amount and, in the case of all amounts prepaid pursuant to Sections 2.7(b)(v), shall be made with a simultaneous corresponding reduction in the Revolving Committed Amount. Within the parameters of the applications set forth above, prepayments of Loans denominated in Dollars shall be applied, first, to Alternate Base Rate Loans and second, to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

Section 2.8    Default Rate and Payment Dates.

(a)    If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan denominated in Dollars shall not be paid when due or continued as a LIBOR Rate Loan, as applicable, in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)    Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the election of the Required Lenders (or the Administrative Agent if directed by the Required Lenders), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 10.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c)    Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.9    Conversion Options.

(a)    Each Borrower may, in the case of Revolving Loans denominated in Dollars and the Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Continuation to the Administrative Agent at least three (3) Business Days prior to the proposed date of conversion or continuation. In addition, each Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 2:00 p.m. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of (x) $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)    (i) Each Revolving Loan denominated in Euros shall be a EURIBOR Rate Loan, and (ii) each Revolving Loan denominated in British Pounds Sterling or an Alternative Currency shall be a LIBOR Rate Loan, in each case, with an Interest Period as specified in the applicable Notice of Conversion/Continuation, as provided for in Section 2.9(c). Loans denominated in a Foreign Currency or an Additional Alternative Currency may not be converted to a different Type.

(c)    Any Eurocurrency Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower with the notice provisions contained in Section 2.9(a); provided, that no Eurocurrency Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case, (i) any such Loan denominated in Dollars shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto, and (ii) any such loan denominated in a Foreign Currency shall be automatically converted into Loans with an Interest Period of one month at the end of the applicable Interest Period with respect thereto. If the applicable Borrower shall fail to give timely notice of an election to continue a Eurocurrency Loan, or the continuation of Eurocurrency Loans is not permitted hereunder, (i) any such Loans denominated in Dollars shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto, and (ii) any such Loan denominated in a Foreign Currency or an Additional Alternative Currency shall be automatically converted into Loans with an Interest Period of one (1) month at the end of the applicable Interest Period with respect thereto.

Section 2.10    Computation of Interest and Fees; Usury.

(a)    Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate or any LIBOR Rate Loan made in British Pounds Sterling or an Alternative Currency shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate and EURIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the

Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)    It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the applicable Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11    Pro Rata Treatment and Payments.

(a)    Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrowers and, third, to principal then due and owing hereunder and under this Agreement of the Borrowers. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the applicable Issuing Lender and fees payable under the Fee Letter). Each optional repayment by a Borrower on account of principal of and interest on the Revolving Loans and on the Term Loans, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified on Section 10.2 in immediately available funds and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 p.m. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)    Allocation of Payments After Exercise of Remedies.

(i)     Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the U.S. Obligations or any other amounts outstanding under any of the Credit Documents with respect to the Company or any Company Guarantors or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or U.S. Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees, indemnification obligations or reimbursement obligations owed to the Administrative Agent and the Issuing Lenders;

THIRD, to the payment of (a) all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the U.S. Obligations owing to such Lender and (b) all documentary and similar taxes and charges in respect of the Credit Documents;

FOURTH, to the payment of all of the U.S. Obligations consisting of accrued fees and interest, and including, with respect to any Hedging Agreement or Treasury Services Agreements constituting U.S. Obligations, any fees, premiums and scheduled periodic payments due under such Hedging Agreements and Treasury Services Agreements and any interest accrued thereon (in each case, including, but not limited to, any interest accruing after the filing of a petition of bankruptcy under any Debtor Relief Law, regardless of whether such interest is an allowed claim under any Debtor Relief Law);

FIFTH, to the payment of the outstanding principal amount of the U.S. Obligations and the payment or cash collateralization of the outstanding LOC Obligations of the Company, and including with respect to any Hedging Agreement or Treasury Services Agreements constituting U.S. Obligations, any breakage, termination or other payments due under such Hedging Agreements and Treasury Services Agreements and any interest accrued thereon;

SIXTH, to all other U.S. Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, after all U.S. Obligations have been paid in full, to the payment of all remaining Obligations in the manner provided in Section 2.11(b)(ii) (after giving effect to the prior application of any amounts recovered from the Foreign Borrowers and their respective Foreign Borrower Guarantors to the payment of such Obligations).

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations under Hedging Agreements and Treasury Services Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (ii) second, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section.

(iii)     Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of Foreign Obligations or any other amounts outstanding under any of the Credit Documents with respect any Foreign Borrower or its Foreign Borrower Guarantors shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Foreign Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents with respect to the Foreign Obligations;

SECOND, to the payment of any fees, indemnification obligations or reimbursement obligations owed to the Administrative Agent and the Issuing Lenders incurred in connection with the Foreign Obligations;

THIRD, to the payment of (a) all reasonable out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Foreign Obligations owing to such Lender and (b) all documentary and similar taxes and charges in respect of the Credit Documents;

FOURTH, to the payment of all of the Foreign Obligations consisting of accrued fees and interest, and including, with respect to any Hedging Agreement or Treasury Services Agreements constituting Foreign Obligations, any fees, premiums and scheduled periodic payments due under such Hedging Agreements and Treasury Services Agreements and any interest accrued thereon (in each case, including, but not limited to, any interest accruing after the filing of a petition of bankruptcy under any Debtor Relief Law, regardless of whether such interest is an allowed claim under any Debtor Relief Law);

FIFTH, to the payment of the outstanding principal amount of the Foreign Obligations and the payment or cash collateralization of the outstanding LOC Obligations of any Foreign Borrower, and including with respect to any Hedging Agreement or Treasury Services Agreements constituting Foreign Obligations, any breakage, termination or other payments due under such Hedging Agreements and Treasury Services Agreements and any interest accrued thereon;

SIXTH, to all other Foreign Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations under Hedging Agreements and Treasury Services Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (ii) second, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section.

Section 2.12    Non-Receipt of Funds by the Administrative Agent.

(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender's share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by any Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Extension of Credit. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or to the applicable Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and Term Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13    Inability to Determine Interest Rate.

(a)    Loans Denominated in Dollars. Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that any Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to such Borrower and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the applicable Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as such LIBOR Rate Loans denominated in Dollars shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans denominated in Dollars shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, Eurocurrency Loans for the Interest Periods so affected.

(c)    Loans Denominated in a Foreign Currency. Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the EURIBOR Rate or the LIBOR Rate for such Interest Period, as applicable, or (b)  Lenders whose Revolving Commitment Percentages are at least 30.0% in aggregate shall determine (which determination shall be conclusive and binding absent manifest error) that (i) the EURIBOR Rate or the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding EURIBOR Rate or LIBOR Rate Loans, as applicable, that any Borrower has requested be outstanding as a EURIBOR Tranche or LIBOR Tranche, as applicable, or (ii) the cost to it of funding its Revolving Commitment Percentage of such Loan from whatever source it may reasonably select would be in excess of the LIBOR Rate or EURIBOR Rate, as applicable, in each case, during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to such Borrower and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the applicable Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such EURIBOR Rate Loans or LIBOR Rate Loans denominated in a Foreign Currency or an Additional Alternative Currency, as applicable, (A) any Notice of Borrowing with respect to such EURIBOR Rate Loans or LIBOR Rate Loans, as applicable, shall not be effective, (B) any Notice of Conversion/Continuation delivered pursuant to Section 2.9(a) shall be ineffective, and (C) any outstanding and affected Eurocurrency Loans of any Lender shall bear interest at an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the sum of (x) the rate notified by such Lender to the Administrative Agent as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.0%) equal to the cost to that Lender of funding such Loans from whatever source it may reasonably select, plus (y) the Applicable Margin with respect to Eurocurrency Loans, plus (z) the Mandatory Cost (provided that, if such a notice is given, and the Administrative Agent or the Company so requires, the Administrative Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing to a substitute basis for determining the rate of interest on such affected Eurocurrency Loans, and any such substitute basis agreed pursuant to this proviso shall, with the prior consent of all affected Lenders and the Company, be binding on all parties hereto). Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, Eurocurrency Loans for the Interest Periods so affected.

Section 2.14    Yield Protection.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii)     subject the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document to any (or increase in any) Taxes (other than (A) Taxes indemnified under Section 2.16 and (B) Excluded Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, including but not limited to any Taxes imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any requests, rules, guidelines or directives thereunder, or any similar law, regulation, request, rule, guideline or directive;

(iii)     impose on any Lender or any Issuing Lender or the interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iv)     result in the failure of the Mandatory Cost, as calculated hereunder, to represent and/or cover the cost to the applicable Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining any Eurocurrency Loan);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of clause (ii), any Loan or any participation in any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender, such Issuing Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Administrative Agent, Lender, such Issuing Lender, or other recipient, the Company will pay to such Administrative Agent, Lender, Issuing Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender, Issuing Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender's or such Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or such Issuing Lender fails to make a demand for such compensation more than nine (9) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.

(e)    Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

Section 2.15    Compensation for Losses; Eurocurrency Liabilities.

(a)    Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by such Borrower; or

(iii)    any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 2.19;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section, each Lender shall be deemed to have funded each Eurocurrency Loan, as the case may be, made by it at the LIBOR Rate or EURIBOR Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

(b)    Eurocurrency Liabilities.    The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Eurocurrency Loan, as the case may be, by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Rate Loan or such EURIBOR Rate Loan; provided that the Company shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment (including, for the avoidance of doubt, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any such deduction or withholding required to be made by such Lender (or any direct or indirect beneficial owner of such Lender that is treated as a partnership for U.S. federal income tax purposes) for the account of any of its direct or indirect beneficial owners), then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Lender or Lender (or each of its beneficial owners), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. A certificate as to the amount of such withholding or deduction that is an Indemnified Tax delivered by the Withholding Agent to the Company (with, if the Withholding Agent is not the Administrative Agent, a copy to the Administrative Agent), shall be conclusive absent manifest error.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, including, without limitation:

(i)     all amounts set out or expressed in a Credit Document to be payable by any person to the Administrative Agent, Lender or Issuing Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to section (ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent, Lender or Issuing Lender to any person under a Credit Document, that person shall pay to the Administrative Agent, Lender or Issuing Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Administrative Agent, Lender or Issuing Lender shall promptly provide an appropriate VAT invoice to such person);

(ii)     if VAT is or becomes chargeable on any supply made by the Administrative Agent, Lender or Issuing Lender (the “Supplier”) to any other Administrative Agent, Lender or Issuing Lender (the “Recipient”) under a Credit Document, and any person other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such person shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT on production of a VAT invoice. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT;

(iii)    where a Credit Document requires any person to reimburse or indemnify the Administrative Agent, Lender or Issuing Lender for any cost or expense, that person shall reimburse or indemnify (as the case may be) such Administrative Agent, Lender or Issuing Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Administrative Agent, Lender or Issuing Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority; and

(iv)    any reference in this Section 2.16(b) to any person shall, at any time when such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the U.K. Value Added Tax Act 1994 or such similar concept as may be provided under similar legislation).

(c)    Indemnification by the Borrowers. Subject to Section 2.16(i), each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender (or its beneficial owners) or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. Each Borrower shall also indemnify the Administrative Agent, within ten (10) days after demand therefor, for any amount which a Lender or an Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by paragraph (d) below; provided that, such Lender or such Issuing Lender, as the case may be, shall indemnify the Borrowers to the extent of any payment any Borrower makes to the Administrative Agent pursuant to this sentence. In addition, each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or any Issuing Lender as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (e), documentation, reasonably satisfactory to the Administrative Agent, evidencing the payment of Taxes.

(d)    Indemnification of the Administrative Agent. Each Lender and each Issuing Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any (i) Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party hereunder), (ii) Taxes attributable to such Lender's failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register, and (iii) Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender, as the case may be, under any Credit Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders. (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the relevant Borrower and the relevant Foreign Lender (at the reasonable written request of the relevant Borrower) shall co-operate in completing any procedural formalities necessary for such Borrower to obtain authorization to make a payment without a Tax Deduction. In particular, each Treaty Lender shall within the applicable time limits under the laws of the relevant jurisdiction complete, file and/or provide any tax certificate, treaty application or other document as may be reasonably requested by the relevant Borrower in writing in order for the Borrower to be able to make payments without a Tax Deduction. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect as a result of changes in circumstances with respect to such Lender, it shall update such documentation or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 2.16(f)(i), in the case of any withholding Tax other than U.S. federal withholding Tax, the completion, execution and submission of such documentation, or performance of such action described in this Section 2.16(f)(i), shall not be required if in the Lender's reasonable judgment such completion, execution, submission or performance would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(II)    executed originals of Internal Revenue Service Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender's gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN;

(IV)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a withholding foreign partnership within the meaning of Treasury Regulations Section 1.1441-5(c)(2)(i) (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner; or

(V)    executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

(C)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16(f)(ii) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)    Without limiting the generality of Section 2.16(f)(i), in the event that the Borrower is a U.K. Borrower, each Lender which becomes a Lender under this Agreement after the date of this Agreement shall indicate in the Form of Assignment and Assumption which it executes on becoming a Lender and for the benefit of the Administrative Agent and without liability to any Borrower which of the following categories it falls in: (A) not a Qualifying Lender; (B) a Qualifying Lender (other than a Treaty Lender); or (C) a Treaty Lender.

(iv)    Nothing in this Section 2.16(f) shall require a Treaty Lender to:

(A)    register under the HMRC DT Treaty Passport scheme;

(B)    apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)    file treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (v) below or Section 2.16(j) (HMRC DT Treaty Passport scheme confirmation) and the UK Borrower making that payment has not complied with its obligations under Section 2.16 (f)(vi) and Section 2.16(j)(ii) below (HMRC DT Treaty Passport scheme confirmation).

(v)    A Treaty Lender which becomes a Lender on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Borrower) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.16(f) and any such passport holder that becomes a Lender after the date of this Agreement and wishes the HMRC DT Treaty Passport scheme to apply shall give an indication to that effect in the Assignment and Assumption (for the benefit of the Administrative Agent and without liability to any Borrower) and include its scheme reference number and its jurisdiction of tax residence in such Assignment and Assumption.

(vi)    Where a Lender includes the indication described in Section 2.16(f)(v) above in Schedule 2.16(f) or in the Assignment and Assumption, each UK Borrower shall, to the extent that that Lender is a Lender under a Loan made available to that UK Borrower, file a duly completed form DTTP2 in respect of such Lender with the United Kingdom HM Revenue & Customs within thirty (30) days of the date of this Agreement or date of assignment, as appropriate, and shall promptly provide the Lender with a copy of that filing.

(vii)    If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 2.16 (f)(v) above or Section 2.16(j) (United Kingdom HMRC DT Treaty Passport scheme confirmation), no Borrower shall file any form relating to the United Kingdom HMRC DT Treaty Passport scheme in respect of that Lender's Loan.

(g)    Treatment of Certain Refunds. If any party determines, in its reasonable, good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including the payment of additional amounts pursuant to this

Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with the collection of such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to a Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than any indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. The agreements and obligations of the Credit Parties contained in this Section 2.16 shall survive the termination of the Credit Documents and payment of any obligations thereunder.

(i)    Exclusions from Indemnification. No Borrower is required to make an additional payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the U.K. from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of (i) any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or concession of any relevant taxing authority; or (ii) a Borrower changing its jurisdiction of tax residence.

(ii)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)    an officer of the United Kingdom H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment or from the Company a certified copy of that Direction; and

(B)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)    the relevant Lender has not given a UK Tax Confirmation to the Company; and

(B)    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA.

(j)    United Kingdom HMRC DT Treaty Passport Scheme Confirmation.

(i)    A Lender that becomes a Lender as an Eligible Assignee following entering into a Assignment and Assumption and which is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administration Agent and without liability to any UK Borrower) in the Assignment and Assumption which it executes, by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption.

(ii)    Where a Lender includes the indication described in Section 2.16(j)(i) above in the relevant Assignment and Assumption each UK Borrower which is a UK Borrower as at the relevant date of assignment shall, to the extent that that the Eligible Assignee makes available a Loan to such UK Borrower, file a duly completed form DTTP2 in respect of such Lender with the United Kingdom H.M. Revenue and Customs within 30 days of that assignment and shall promptly provide the Lender with a copy of that filing.

Section 2.17    Indemnification; Nature of the Issuing Lenders' Duties.

(a)    In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save each Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)    As between the Credit Parties, each Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. In the absence of gross negligence or willful misconduct, neither any Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of any Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Lender's rights or powers hereunder.

(c)    In furtherance and extension of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lenders and the Lenders shall not, in any way, be liable for any failure by any Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of any Issuing Lender and the Lenders.

(d)    Nothing in this Section is intended to limit the Reimbursement Obligation of any Borrower contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lenders and the Lenders to enforce any right, power or benefit under this Agreement.

(e)    Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify any Issuing Lender or any Lender in respect of any liability incurred by such Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of such Issuing Lender (including action not taken by such Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18    Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its Eurocurrency Lending Office to make or maintain Eurocurrency Loans as contemplated by this Credit Agreement or to obtain in the applicable interbank market through its Eurocurrency Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Company thereof, (b) the commitment of such Lender hereunder to make Eurocurrency Loans or continue Eurocurrency Loans, as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Loans then outstanding as Eurocurrency Loans, if any, shall be prepaid by the Company or the applicable Borrower or, if applicable, in the case of Dollar denominated Loans, converted on the last day of the Interest Period for such Loans or within such earlier period as required by law into Alternate Base Rate Loans denominated in Dollars. The Company hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurocurrency Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Eurocurrency Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this

Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19    Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable, good faith efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable, good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender (i) requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) if any Lender becomes a Defaulting Lender or (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, in each case, then the Company may, at its sole expenses and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6) all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.20    Cash Collateral.

(a)    Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, any Issuing Lender or any Swingline Lender (and in any event within three (3) Business Days of such request), the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21 and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, any Issuing Lender or any Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral (which determination shall be confirmed by any Issuing Lender or Swingline Lender affected by such release of Cash Collateral); provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section may be otherwise applied in accordance with Section 2.11), and (B) the Person providing Cash Collateral and each applicable Issuing Lender or applicable Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.21    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender or any Additional Alternative Currency Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or any Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit or Additional Alternative Currency Loan; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Commitment Fees. (1) No Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender.

(B)    Letter of Credit Fees. A Defaulting Lender shall not be entitled to receive any Letter of Credit Fee for any period during which it is a Defaulting Lender, except that a Defaulting Lender shall be entitled to receive a Letter of Credit Fee with respect to each Letter of Credit or portion thereof for which it has provided Cash Collateral pursuant to Section 2.20 or Section 2.21(b). With respect to any Letter of Credit Fee that a Defaulting Lender is not entitled to receive in accordance with the terms of this Section, such Letter of Credit Fee shall be paid to the non-Defaulting Lenders to the extent such Defaulting Lender's LOC Obligations have been reallocated to the Non-Defaulting Lenders in accordance with clause (iv) below; provided that if any portion of such Defaulting Lender's LOC Obligations have not been reallocated to the Non-Defaulting Lenders and have not been Cash Collateralized by the Defaulting Lender (the “Exposed LOC Obligations”), the Letter of Credit Fees corresponding to the Exposed LOC Obligations (1) shall not be payable by the Company to the extent the Borrowers have Cash Collateralized such Exposed LOC Obligations and (2) shall be payable to the applicable Issuing Lender to the extent the Borrowers have not Cash Collateralized such Exposed LOC Obligations.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's LOC Obligations and its Swingline Exposure and obligations to acquire participations in Additional Alternative Currency Loans shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender's Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent, any Issuing Lender or any Swingline Lender, Cash Collateralize such Defaulting Lender's LOC Obligations and its Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 2.20 for so long as such LOC Obligations or Swingline Loans are outstanding.

(b)    Defaulting Lender Cure. If the Company, the Administrative Agent and each Swingline Lender and each Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans and Additional Alternative Currency Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.21(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)    Termination of Impacted Lenders. The Company may terminate the unused amount of the Commitment of any Defaulting Lender that is an Impacted Lender upon not less than ten Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by any Borrower for the account of such Impacted Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender may have against such Impacted Lender.

Section 2.22    Incremental Facility.

(a)    Incremental Term Loans, Revolving Facility Increases and Additional Revolving Facilities. Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time and from time to time prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (i) new term loan facilities under this Credit Agreement (each, an “Incremental Term Loan”), (ii) an increase to the Revolving Committed Amount (each, a “Revolving Facility Increase”) or (iii) additional tranches under the Revolving Facility (each, an “Additional Revolving Facility”); provided that, (a) all Revolving Loans, Swingline Loans and participations in LOC Obligations made pursuant to any Additional Revolving Facility shall be deemed to be Revolving Loans, Swingline Loans or LOC Obligations, as the case may be, for all purposes hereof except as otherwise provided in this Section 2.22 and (b) for the avoidance of doubt, all Revolving Loans, Letters of Credit and Swingline Loans made pursuant to such Additional Revolving Facility will be held ratably, borrowed, repaid and otherwise treated as necessary to provide for pro rata borrowing and repayment with respect to other Revolving Loans, Letters of Credit and Swingline Loans made pursuant to the Revolving Loan Facility; provided that the aggregate principal amount of all additional Commitments that have been added pursuant to this Section 2.22 (whether or not still outstanding or in effect) shall not exceed $300,000,000 (“Incremental Increase Amount”).

(b)    Terms and Conditions. The following terms and conditions shall apply to any Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility, as applicable: (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility, and, after giving effect to such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility on a Pro Forma Basis, the Group Members shall be in compliance with the financial covenants set forth in Section 6.13 calculated based on the financial information most recently delivered to the Administrative Agent pursuant to Section 5.1, (ii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no less than the Weighted Average Life to Maturity of the existing Term Loans (except by virtue of amortization of or prepayment of the Term Loans prior to such date of determination) and the interest rate and fees applicable to such Incremental Term Loans shall be as determined by the Company and the Lenders providing such Incremental Term Loans, (iii) the terms (other than with respect to changes permitted pursuant to subclauses (ii) and (vii)) and documentation in respect of any Incremental Term Loan, to the extent not consistent with the Term Loans, will be reasonably satisfactory to the Administrative Agent; provided the terms of any such Incremental Term Loans with respect to mandatory and voluntary prepayments and commitment reductions shall be the same as provided for herein with respect to Term Loans, (iv) the terms (other than with respect to changes permitted pursuant to subclause (vii) and this subclause) and documentation in respect of any Additional Revolving Facility, to the extent not consistent with the Revolving Loans, will be reasonably satisfactory to the Administrative Agent; provided the terms of any such Additional Revolving Facility with respect to mandatory and voluntary prepayments and commitment reductions shall be the same as provided for herein with respect to Revolving Loans and the interest rate and fees with respect to any Additional Revolving Facility shall be as determined by the Company and the Lenders providing commitments with respect to such Additional Revolving Facility, (v) the terms and documentation in respect of any Revolving Facility Increase shall be consistent with the Revolving Loans, (vi) any loans made pursuant to an Incremental Term Loan, Revolving Facility Increase and/or Additional Revolving Facility shall be incurred by the Company or a Foreign Borrower, as applicable, and will be secured and guaranteed on a pari passu basis with the other obligations of the Company or such Foreign Borrower, as applicable, (vii) any such Revolving Facility Increase, Additional Revolving Facility or Incremental Term Loan shall have a maturity date no sooner than the Maturity Date, (viii) any Lenders providing such Revolving Facility Increase, Additional Revolving Facilities or Incremental Term Loans shall be entitled to the same voting rights as the existing Lenders, (ix) any such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility shall be in a minimum principal amount of (A) $50,000,000 and integral multiples of $5,000,000 in excess thereof with respect to Loans denominated in Dollars, (B) €50,000,000 and integral multiples of €5,000,000 in excess thereof with respect to Loans denominated in Euros, (C) ₤50,000,000 and integral multiples of ₤5,000,000 in excess thereof with respect to Loans denominated in British Pounds Sterling or (D) the Dollar Equivalent of $50,000,000 and in integral multiples of the Dollar Equivalent of $5,000,000 in excess thereof with respect to Loans denominated in Alternative Currencies (or, in each case, the remaining amount of the Incremental Increase Amount, if less), (x) the proceeds of any such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility will be used for the purposes set forth in Section 5.12, (xi) the applicable Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides an Incremental Term Loan or Additional Revolving Facility or whose Revolving Commitment is increased, as applicable, pursuant to this Section, (xii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (xiii) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xiv) the Administrative Agent shall have received from a Responsible Officer of the Company updated financial projections and an officer's certificate, in each case, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loan, Revolving Facility Increase or Additional

Revolving Facility, and (B) after giving effect to any such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility on a Pro Forma Basis, the Company will be in compliance with the financial covenants set forth in Section 6.13. Incremental Term Loans, Revolving Facility Increases and Additional Revolving Facilities shall be available to the Borrowers notwithstanding any previous election by the Company to reduce the Revolving Committed Amount.

(c)    Revolving Facility Increase or Additional Revolving Facility.

(i)     In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Revolving Lenders (and the Company shall be responsible for any costs of the Administrative Agent arising hereunder resulting from such reallocation and repayments and for any payments owing under Section 2.15(a)) of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Revolving Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Revolving Facility Increase).

(ii)    On the date on which any revolving commitments are effected under any Additional Revolving Facility, subject to the satisfaction of the foregoing terms and conditions, the Administrative Agent and the Credit Parties shall enter into an amendment to this Agreement to incorporate the terms of such Additional Revolving Facility hereunder on substantially the same terms as are applicable to the existing Revolving Facility, other than as provided above, and such amendment shall provide for ratable credit extensions and repayments across all Revolving Facilities (including any Additional Revolving Facility), in a manner reasonably satisfactory to the Administrative Agent (and subject to such exceptions as are satisfactory to the Administrative Agent including with respect to Letters of Credit which expire after the Maturity Date and repayments of any existing Revolving Facility at maturity, to the extent any Additional Revolving Facility matures at a later date).

(d)    Participation. Existing Lenders may be offered the opportunity to provide any such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility, but each such Lender shall have no obligation to provide all or any portion of such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility. The Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Credit Agreement as Lenders hereunder for any portion of such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(e)     Amendments.    The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document or any joinder agreements as may be necessary or advisable to incorporate the terms of any such Incremental Term Loan, Revolving Facility Increase or Additional Revolving Facility.

Section 2.23    Foreign Borrowers.

(a)    The Company may, upon not less than fifteen (15) Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), designate any Subsidiary (an “Applicant Borrower”) that is (i) a Wholly Owned Subsidiary of the Company and (ii) a Foreign Subsidiary, as a Foreign Borrower hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit O (a “Foreign Borrower Request”). The parties hereto acknowledge and agree that prior to any such Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (x) the Administrative Agent and the Lenders shall have received, without limitation, (i) such supporting resolutions, incumbency certificates, commercial register excerpts, memorandum and/or articles of association, by-laws, any other constitutional or organizational documents, opinions of counsel (including a legal opinion as to withholding Taxes applicable with respect to any payment made by such Subsidiary) and other documents, confirmations or information (including the information required to be provided pursuant to Section 3.3), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion (collectively, the “Applicant Borrower Documents”), (ii) from each Foreign Parent of such Applicant Borrower (other than the Company, any Company Guarantor and any Immaterial Subsidiary), a fully executed Foreign Parent Guaranty Agreement or Foreign Parent Guaranty Joinder Agreement, as applicable, (iii) for any Applicant Borrower (other than Itron Metering Solutions Luxembourg) that is not a direct or indirect Subsidiary of Itron Metering Solutions Luxembourg (or, in the event Itron Metering Solutions Luxembourg and its Subsidiaries do not constitute a majority of the assets and revenues of the Company's Foreign Subsidiaries, measured in the case of assets, based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.1, and in the case of revenues, over the most recent four-quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1), such guarantees as the Administrative Agent shall have reasonably determined, in consultation with all the Company, are required and (iv) Notes signed by such Applicant Borrower to the extent any Lenders or Issuing Lenders so request, and (y) the Administrative Agent shall have reasonably determined, in consultation with all the Lenders, that designating such Applicant Borrower as a Foreign Borrower would not cause any Lender to suffer any economic, legal or regulatory disadvantage (it being understood and agreed that no Lender shall be deemed to suffer any such disadvantage on account of any withholding Tax being applicable to any payment made by such Applicant Borrower to the extent that the applicable Credit Parties agree to treat any such withholding Tax as an Indemnified Tax, in which case no such legal opinion as to withholding Tax shall be required). If the Administrative Agent and the Lenders agree that the Applicant Borrower shall be entitled to receive Loans hereunder (which decision shall be in their reasonable, good faith discretion; provided that it is understood and agreed that, (A) the German Borrowers, (B) the Luxembourg Borrowers and (C) the U.K. Borrowers shall be entitled to receive Loans hereunder upon compliance with the requirements of this Section 2.23), then promptly following receipt of all such required or requested Applicant Borrower Documents, the Administrative Agent shall send a notice to the Company and the Lenders specifying the effective date upon which the requested Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties hereto agrees that such Foreign Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Notice of Borrowing may be submitted by or on behalf of such Foreign Borrower until the date that is five (5) Business Days after such effective date.

(b)    The Foreign Obligations of all Foreign Borrowers shall be several in nature, and no Foreign Borrower, in its capacity as a Foreign Borrower, will be liable for the Foreign Obligations of another Borrower; provided that this provision shall not limit any Foreign Obligations of a Foreign Borrower, in its capacity as a Guarantor, with respect to the Foreign Obligations of any other Foreign Borrower.

(c)    Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. The Company shall be entitled to act on behalf of any other Borrower, and the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lenders may rely on any notice, action, acknowledgment or ratification made by the Company acting on behalf of or purporting to act on behalf of any other Borrower. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Foreign Borrower.

(d)    The Company may from time to time, upon not less than five (5) Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Foreign Borrower's status as such; provided that there are no outstanding Loans payable by such Foreign Borrower or Letters of Credit, if any, issued for the account of such Foreign Borrower, or other amounts payable by such Foreign Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower's status.

(e)    Notwithstanding anything to the contrary herein, the status of any Subsidiary as a Foreign Borrower shall terminate immediately if, at any time, the Company and such Subsidiary are not able to make any of the representations set forth below with respect to such Subsidiary at such time (the occurrence of such situation with respect to such Subsidiary, a “Specified Representation Default”):

(i)    Such Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(ii)    The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and are sufficient to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents.

(iii)    It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (A) any such filing, registration, recording, execution, translation or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (B) any charge or tax as has been timely paid.

(iv)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing either (A) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (B) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.

(v)    The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(vi)    No solicitation has been carried out by or on behalf of any Secured Party in relation to any German Borrower or any Foreign Obligation owing by a German Borrower.

The Company agrees to give prompt notice to the Administrative Agent of any Specified Representation Default with respect to any Subsidiary that is a Foreign Borrower, and within the later of (x) five (5) Business Days after the occurrence of such Specified Representation Default or (y) in the case of LIBOR Rate Loans or EURIBOR Rate Loans, the ending date of the applicable Interest Period, such Subsidiary shall pay in full the unpaid principal of and interest on all its outstanding Loans and Cash Collateralize all its LOC Obligations, failing which the Company shall forthwith make such payments and post such Cash Collateral pursuant to its guarantee thereof set forth in Article 11. Nothing in this Section 2.23(e) shall limit or otherwise affect the Guarantors' obligations under Article XI, any Foreign Guaranty Agreement, any Foreign Parent Guaranty Joinder Agreement or any other Credit Document.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender, as of the Effective Date, as of the Closing Date and as of the date of each Extension of Credit, that:

Section 3.1    Financial Condition.

The Consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, and the related Consolidated statements of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Group Members as at June 30, 2011, and the related Consolidated statements of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the six months then ended, duly certified by the Chief Financial Officer, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.

Section 3.2    No Material Adverse Effect.

Since December 31, 2010 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no material adverse change in the properties, business, operations, prospects or condition (financial or otherwise) of the Group Members and no event has occurred or condition arisen, either individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3    Corporate Existence; Patriot Act Information.

Each Group Member (a) is a duly organized or incorporated, as applicable, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as applicable, (b) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) as a foreign corporation or other organization in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate, constitutional and/or other organizational power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Set forth on Schedule 3.3 as of the Effective Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state, province or county or other jurisdiction of incorporation or organization, as applicable, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number (or the equivalent in the relevant jurisdiction of organization or incorporation, as applicable), the federal tax identification number (or the equivalent in the relevant jurisdiction of organization or incorporation, as applicable) and ownership information (e.g., publicly held, if private or partnership, the owners and partners of each of the Credit Parties).
Section 3.4    Corporate Power; Compliance with Laws Authorization; Enforceable Obligations; No Default.

The execution, delivery and performance by each Credit Party of each Credit Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Credit Party's corporate, constitutional and/or other organizational powers, have been duly authorized by all necessary corporate, constitutional and/or other organizational action, and do not (i) contravene such Credit Party's constitutive, organizational or governing documents, (ii) violate any Requirement of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Credit Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Credit Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Credit Party or any of its Subsidiaries. No Credit Party or any of its Subsidiaries is in violation of any Requirement of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which has had or could be reasonably likely to have a Material Adverse Effect. This Agreement has been, and each other Credit Document when delivered hereunder will have been, duly executed and delivered by each Credit Party party thereto. This Agreement is, and each other Credit Document when delivered hereunder will be, the legal, valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms. No Default or Event of Default has occurred and is continuing.

Section 3.5    Senior Indebtedness Status.

The Obligations of each Credit Party under this Agreement and each of the other Credit Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” (or other similar term as applicable) under all instruments and documents, now or in the future, relating to all subordinated Indebtedness of such Person.

Section 3.6    No Material Litigation.

Except as described in Part One of Schedule 3.6, there is no action, suit, investigation, litigation, examination or proceeding affecting any Credit Party or any of its Subsidiaries pending or threatened before any Governmental Authority, administrative authority or arbitrator that (a) has had or could be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Credit Document or the consummation of the transactions contemplated hereby. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect. Set forth on Part Two of Schedule 3.6 is a detailed description of all material litigation pending or, to the knowledge of the Credit Parties, threatened against any Credit Party or Subsidiary as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2.

Section 3.7    Investment Company Act; etc.

Neither any Credit Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Obligations. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Credit Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

Section 3.8    Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 (or in the case of “margin stock” acquired since the most recently delivered financial statements, as otherwise disclosed to the Administrative Agent) and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

Section 3.9    ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five‑year period, (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, and (e) neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10    Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)    The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental

Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)    The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c)    No Group Member has received any written or actual notice of violation, alleged violation, non‑compliance, liability or potential liability on behalf of any Group Member with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Group Members have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Group Member under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Group Member under, any applicable Environmental Law.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)    There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Group Member under Environmental Laws.

Section 3.11    Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by each Borrower solely (a) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (b) to pay any costs, fees and expenses associated with this Agreement on the Closing Date and (c) for working capital and other general business purposes of the Credit Parties and their Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments).

Section 3.12    Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of (a) all Subsidiaries of the Company and each jurisdiction of organization of such Subsidiaries and (b) the issued and outstanding Equity Interests owned by each Group Member of each Subsidiary, in each case, as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. All of the outstanding Equity Interests in each of the Company's Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned the Company or one or more of its Subsidiaries free and clear of all Liens, except those created under the Security Documents.

Section 3.13    Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect, except as has not had or could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Set forth on Schedule 3.13 is a complete and accurate list of all real property owned by the Company or any of its Subsidiaries as of the Effective Date.

Section 3.14    Consent; Governmental Authorizations.

No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery, recordation, filing or performance by any Credit Party of any Credit Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by any Credit Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, except with respect to Permitted Liens), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 3.14, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated hereby or the rights of the Credit Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 3.15    Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all federal income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Company, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof the result of which has had or could be reasonably likely to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (x) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (y) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each

Subsidiary thereof in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Company adequate, and the Credit Parties do not anticipate any additional taxes or assessments for any of such years.

Section 3.16    Indebtedness.

Set forth on Schedule 3.16 is a complete and accurate list of all Indebtedness of each Credit Party (excluding Indebtedness owed from one Group Member to another Group Member) and its Subsidiaries outstanding as of the Effective Date in an amount in excess of $1,000,000, showing, as of the Effective Date, the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

Section 3.17    Solvency.

The Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 3.18    Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries, to the best of the Credit Parties' knowledge, is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any applicable foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.19    No Burdensome Restrictions.

Neither any Credit Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter (or constitutive), corporate or other restriction or encumbrance that has had or could be reasonably likely to have a Material Adverse Effect.

Section 3.20    Brokers' Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

Section 3.21    Labor Matters, Etc.

Neither the business nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has had or could be reasonably likely to have a Material Adverse Effect.

Section 3.22    Accuracy and Completeness of Information.

No report, financial statement, certificate or other written information furnished by or on behalf of the Group Members to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole (and considered together with all information publicly disclosed by the Group Members) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under and at the time which they were made, not materially misleading (and in the case of the Confidential Information Memorandum, as of the Closing Date); provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Group Members represent and warrant only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable in light of conditions existing at the time of preparation (and, in the case of projections and forecasts included in the Confidential Information Memorandum, as of the Closing Date); it being understood that (A) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance, and (B) no representation is made with respect to information of a general economic or general industry nature.

Section 3.23    Material Contracts.

Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date. Other than as set forth in Schedule 3.23, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 3.23. No Credit Party nor any Subsidiary thereof is in breach of or in default under any Material Contract in any material respect. As of the Closing Date, to the knowledge of the Company, no party to any Material Contract is in breach or in default under any Material Contract in any material respect.

Section 3.24    Insurance.

The insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, and such insurance coverage complies with the requirements set forth in Section 5.5.

Section 3.25    Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby; provided, however, that the pledge of and security interests in Equity Interests of Foreign Subsidiaries may not be perfected under the laws of the jurisdictions outside of the United States of America. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State or other appropriate filing office of the state of incorporation or organization for each Credit Party, and the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative

Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26    Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.27    Compliance with OFAC Rules and Regulations.

(a)    None of the Credit Parties or their Subsidiaries, and, to the best of the Credit Parties' knowledge, none of their respective Affiliates, is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)    None of the Credit Parties or their Subsidiaries, and, to the best of the Credit Parties' knowledge, none of their respective Affiliates, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1    Conditions to Effective Date and Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)    Execution of Credit Agreement; Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the applicable Swingline Lender requesting a promissory note, the Swingline Loan Note, (v) counterparts of the

Security Agreement and any Foreign Pledge Agreement conforming to the requirements of this Agreement and executed by duly authorized officers of the applicable Credit Parties, (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto and (vii) counterparts of the Perfection Certificate, executed by the duly authorized officers of the Credit Parties.

(b)    Authority Documents. The Administrative Agent shall have received the following:

(i)     Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter or constitutional documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party as of the Effective Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state, province or county or other jurisdiction of its incorporation or organization, as applicable.

(ii)     Resolutions. Copies of (x) resolutions of the board of directors or comparable managing body or of the shareholders or partners (as applicable) of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, and (y) to the extent mandated by a Requirement of Law or the charter or constitutional documents of such Credit Party, a copy of a resolution signed by all the holders of the issued shares of such Credit Party approving the terms of the Credit Documents to which such Credit Party is a party and the Transactions, in each case, certified by an officer of such Credit Party as of the Effective Date to be true and correct and in force and effect as of such date.

(iii)     Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party (to the extent applicable in the state, province or county or other jurisdiction of incorporation or organization, as applicable) certified by an officer of such Credit Party as of the Effective Date to be true and correct and in force and effect as of such date.

(iv)     Good Standing. Original certificates of good standing, existence or its equivalent or original excerpts from the commercial register with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state, province or county or other jurisdiction of incorporation or organization, as applicable, and each other state, province or county or other or jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)     Incumbency. An incumbency certificate of each Responsible Officer of each Credit Party, including specimen signatures of such Responsible Officers, reasonably satisfactory to the Administrative Agent to be true and correct as of the Effective Date.

(vi)     List of Shareholders. To the extent available in the jurisdiction of the relevant Credit Party, a list of the holders of the Equity Interests of each Credit Party other than the Company, certified as of a recent date by the appropriate Governmental Authorities of the state, province or county or other jurisdiction of incorporation or organization, as applicable, and, with respect to Itron Metering Solutions Luxembourg, a certified copy of the relevant register of its Equity Interests.

(c)    Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, special counsel and local counsel opinions) of counsel for each Credit Party, dated the Effective Date, and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of such Credit Party, the enforceability of such Credit Documents against such Credit Party, the due authorization, execution and delivery by such Credit Party of such Credit Documents, creation and perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and as to the non-contravention of the such Credit Party's organizational documents, applicable law and Material Contracts).

(d)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of Company and each Company Guarantor, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii)     searches of ownership of Intellectual Property Collateral in the appropriate governmental or other administrative offices and such patent, trademark and copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Intellectual Property Collateral;

(iii)     completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

(iv)     stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement or any Foreign Pledge Agreement and undated stock or transfer powers duly executed in blank;

(v)     duly executed consents as are necessary, in the Administrative Agent's sole discretion, to perfect the Lenders' security interest in the Collateral; and

(vi)     to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's and the Lenders' security interest in the Collateral.

(e)    Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named (i) as lenders' loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage (other than directors and officers liability insurance, insurance policies relating to employment practices liability, product recall liability, pollution liability, auto liability coverage, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and the Credit Parties will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(f)    Solvency Certificate. The Administrative Agent shall have received an officer's certificate prepared by a Responsible Officer as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit K hereto.

(g)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(h)    Consents. The Administrative Agent shall have received evidence that all boards of directors (or comparable entity management bodies), governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(i)    Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(j)    Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(k)    Existing Indebtedness of the Credit Parties. All of the existing obligations and Indebtedness of the Group Members (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full on the Closing Date, including, without limitation, the termination of all outstanding commitments in effect with respect thereto, on terms and conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, with respect to Indebtedness pursuant to the Existing Credit Agreement, an arrangement satisfactory to the Administrative Agent shall be in place to repay such Indebtedness in full on the Closing Date. All Liens, guarantees and security interests related thereto shall be terminated and released on or prior to the Closing Date, and the Administrative Agent shall have received (or will, on the Closing Date, receive) (i) evidence thereof reasonably satisfactory to the Administrative Agent, (ii) a “pay-off” letter or letters reasonably satisfactory to the Administrative Agent with respect to such obligations and (iii) such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such obligations (or an arrangement satisfactory to the Administrative Agent shall be in place to obtain such releases and terminations).

(l)    Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.

(m)    No Material Adverse Change. Since December 31, 2010, there shall have been no event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

(n)    Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Company as of the Effective Date, substantially in the form of Exhibit L stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Effective Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding has had or could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Effective Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents and the Transactions, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 6.13 as of the last day of the quarter ending at least forty (40) days preceding the Effective Date, and (iii) all conditions precedent set forth in this Section 4.1 and Section 4.2 have been complied with on or prior to the Effective Date.

(o)    Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Criminal Justice (Money Laundering and Terrorist Financing) Act, 2010.

(p)    Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders (and counsel thereto) shall have received all fees and expenses, if any, owing pursuant to the Fee Letter, Section 2.5 and Section 10.5.

(q)    Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.2    Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)    Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall (i) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct as of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, remain true and correct in all material respects as of such earlier date.

(b)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)    Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)    Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e)    Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Fronting Exposure of such Defaulting Lender has been eliminated or the applicable Issuing Lender has entered into satisfactory arrangements with the Company or the applicable Borrower or such Defaulting Lender to eliminate such Issuing Lender's risk with respect to such Defaulting Lender's LOC Obligations or such risk has been Cash Collateralized against pursuant to Section 2.20.

(f)    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Fronting Exposure of such Defaulting Lender has been eliminated or the applicable Swingline Lender has entered into satisfactory arrangements with the Company or the applicable Borrower or such Defaulting Lender to eliminate such Swingline Lender's risk with respect to such Defaulting Lender in respect of its Swingline Commitment or such risk has been Cash Collateralized against pursuant to Section 2.20.

(g)    Incremental Facility. If an Incremental Facility is requested, all conditions set forth in Section 2.22 shall have been satisfied.

(h)    Foreign Currency. In the case of an Extension of Credit to be denominated in a Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Foreign Currency) or the Issuing Lenders (in the case of any Letter of Credit to be denominated in an Foreign Currency) would make it impracticable for such Extension of Credit to be denominated in the relevant Foreign Currency.

Each request for an Extension of Credit and each acceptance by the applicable Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c)  the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of its Subsidiaries, to:

Section 5.1    Financial Statements.

Furnish to the Administrative Agent (for distribution to the Lenders):

(a)    Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification as to the scope of such audit or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP.

(b)    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Consolidated balance sheets of the Group Members as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Group Members for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Group Members for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year‑end audit adjustments) by the Chief Financial Officer as having been prepared in accordance with GAAP.

(c)    Annual Business Plan and Budget. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Group Members for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations as to the projected Total Net Leverage Ratio, Total Leverage Ratio and Interest Coverage Ratio for such fiscal quarters and a report containing management's discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Company to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Group Members for such period.

All financial statements delivered provided in accordance with subsections (a) and (b) above shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year‑end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes in the application of GAAP described above). Such financial statements shall be accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b).

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Company through electronic mail; provided that, upon the Administrative Agent's request, the Company shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2    Certificates; Other Information.

Furnish to the Administrative Agent (for distribution to the Lenders):

(a)    Accountants' Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

(b)    Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer of the Company substantially in the form of Exhibit M (i) stating that such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis (except for changes in the application of GAAP described above), (ii) stating that no Default or Event of Default has occurred and is continuing except as specified in such certificate and (iii) setting forth the calculations in reasonable detail required to indicate compliance with Section 6.13 as of the last day of such period.

(c)    Perfection Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, (i) (x) to the extent that there has occurred any change in the information disclosed in the most recently delivered Perfection Certificate or Perfection Certificate Supplement, as applicable), a Perfection Certificate Supplement, or (y) if no such change has occurred, a certificate of a Responsible Officer of the Company certifying that the information disclosed in the most recently delivered Perfection Certificate is true and correct; and (ii) a certificate of a Responsible Officer of the Company certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(d)    Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 1.1(b), Schedule 3.3 and Schedule 3.12 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Effective Date or since such Schedule was last updated, as applicable, (ii)  an updated copy of Part Two to Schedule 3.6 to the extent any material litigation has been threatened, filed or otherwise become pending since the Effective Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.3 to the extent required to be updated to make the representation in Section 3.3 true and correct and (iv) an updated copy of Schedule 3.24 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Effective Date or since such Schedule was last updated.

(e)    Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Credit Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Credit Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
(f)    General Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Credit Party or any of its Subsidiaries (including, without limitation, a complete and accurate list of all owned and leased real property and assets held at such locations) as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 5.3    Payment of Taxes, Etc.

Pay, discharge or otherwise satisfy when due, (a) all of its material taxes (Federal, state, local and any other taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Company and its Subsidiaries.

Section 5.4    Preservation of Corporate Existence, Etc.

Preserve and maintain its existence; provided, however, that the Company may consummate any merger, consolidation or amalgamation expressly permitted under Section 6.4, and any Subsidiaries of the Company may liquidate or dissolve as permitted under Section 6.4. Each Group Member shall maintain such permits, licenses, consents, approvals, privileges and franchise as are material to the operation of its business; provided that dispositions permitted under Sections 6.4 and 6.5 shall be permitted.

Section 5.5    Maintenance of Property; Insurance.

(a)    Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted.

(b)    Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Credit Party or any of its Subsidiaries operates (including, without limitation, hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (to the extent such cancellation or modification provision requirement is available), (b) name the Administrative Agent as an additional insured party thereunder on liability policies (excluding director's and officer's liability policies, policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom policies and fraud, errors and omission policies) and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender's loss payee.

(c)    If any portion of any Material Real Property at any time is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Company shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d)    In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6    Maintenance of Books and Records.

Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with GAAP in effect from time to time.

Section 5.7    Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a)    Default Notice. As soon as practicable and in any event within three (3) Business Days after the occurrence of each Default or Event of Default, or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer setting forth details of such Default or Event of Default, or such event, development or occurrence and the action that the Company has taken and proposes to take with respect thereto.

(b)    Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation, examination and proceedings before any Governmental Authority or other administrative authority affecting any Credit Party or any of its Subsidiaries of the type described in Section 3.6 which (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) with respect to any Credit Document.

(c)    Environmental Conditions. Promptly after the assertion or occurrence hereof, notice of any action involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Insurance. Promptly upon the request by the Administrative Agent, a certificate evidencing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

(e)    Judgments and Liens. Promptly after the commencement thereof, notice of any attachment, judgment, lien, levy or order exceeding $25,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens.

(f)    ERISA. As soon as possible and in any event within thirty (30) days after any Credit Party knows of: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien (other than a Permitted Lien) in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, which, in the case of any event described in clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(g)    Management Letters. Promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

(h)    Violation of Laws. Promptly, any notice of any violation received by any Credit Party from any Governmental Authority which could reasonably be expected to (i) result in penalties in excess of $10,000,000 or (ii) have, individually or in the aggregate, a Material Adverse Effect.

(i)    Other. Promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8    Environmental Laws.

(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9    Additional Guarantors.

The U.S. Credit Parties will cause each of their Subsidiaries (other than any Immaterial Subsidiary), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired or after any Immaterial Subsidiary ceases to be an Immaterial Subsidiary (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Company Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, (a) no Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary shall be required to become a Company Guarantor hereunder and, (b) except to the extent no adverse federal income tax consequences to the Company or any of its Subsidiaries would result from such Persons becoming a Company Guarantor, (i) no Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries, nor (ii) any Foreign Subsidiary, shall be required to be a Company Guarantor hereunder. In connection therewith, the Company shall give notice to the Administrative Agent not less than thirty (30) days after creating a Subsidiary, or acquiring the Equity Interests of any other Person that is required by this Section 5.9 to become a Company Guarantor. The U.S. Obligations shall be secured by, among other things, (a) with respect to any such Subsidiary that is required to become a Company Guarantor (i) a first priority perfected security interest in the Collateral of any such Subsidiary that is required to become a Company Guarantor and (ii) a pledge of 100% of the Equity Interests of such Subsidiary that is required to become a Company Guarantor, 100% of the Equity Interests of its Domestic Subsidiaries (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) and 66% (or such higher percentage that would not reasonably be expected to result in adverse tax consequences for the Company or any of its Subsidiaries) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries, and (b) with respect to any such Subsidiary that is not required to become a Company Guarantor but is a first-tier Foreign Subsidiary, a pledge of 66% (or such higher percentage that would not reasonably be expected to result in adverse tax consequences for the Company or any of its Subsidiaries) of the voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary. In connection with the foregoing, the U.S. Credit Parties shall deliver to the Administrative Agent, with respect to each new Company Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) - (e), (i) and 5.11 and such other documents or agreements as the Administrative Agent may reasonably request. Each of the Company and each Foreign Borrower will cause each Foreign Parent of a Foreign Borrower, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Person is formed or acquired or such Person becomes a Foreign Parent (or such longer time as agreed to by the Administrative Agent in its reasonable discretion) become a Foreign Borrower Guarantor hereunder by way of execution of a Foreign Parent Guaranty Agreement or a Foreign Parent Guaranty Joinder Agreement, as applicable.

Section 5.10    Compliance with Law.

Comply with all Requirements of Law and orders (including Environmental Laws and the Patriot Act), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11    Pledged Assets.

(a)    Equity Interests. Each of the U.S. Credit Parties will cause (i) 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) and (ii) 66% (to the extent the pledge of a greater percentage would be unlawful or would reasonably be expected to cause any adverse tax consequences to the Company or any of its Subsidiaries) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries, to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien (as required under the Security Documents) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents (including, with respect to any Material Foreign Subsidiary, such documents as are required or necessary in the opinion of the Administrative Agent to perfect the Administrative Agent's Lien on and security interest in such Equity Interests in the jurisdiction of organization of such Material Foreign Subsidiary) as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, the U.S. Credit Parties shall not be required to cause or maintain perfection of the Equity Interest of any Foreign Subsidiary that is not a Material Foreign Subsidiary under the laws of the jurisdiction of organization of such Foreign Subsidiary.

(b)    Personal Property. Each of the U.S. Credit Parties will cause all of its tangible and intangible personal property (including the Intellectual Property Collateral) now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the U.S. Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request (except to the extent such personal property is not required, under the terms of the Security Documents, to be subject to a first priority perfected Liens). Each of the U.S. Credit Parties shall adhere to the covenants set forth in the Security Documents.

(c)    Real Property.     From and after the Effective Date, in the event that (i) any U.S. Credit Party acquires any owned real property (excluding any leasehold interest as lessee under any lease of real property), in each case, with a fair market value of $35,000,000 or more located in the United States (any such property, “Material Real Property”) or (ii) at the time any Person becomes a U.S. Credit Party, such Person owns or holds any Material Real Property (other than any such Material Real Property the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where the Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's or senior lienholder's consent) (any such non-excluded Material Real Property described in the foregoing clause (i) or (ii) being an “Additional Real Property”), the applicable Credit Party shall, within thirty (30) days (or such longer period that is reasonably acceptable to the Administrative Agent) after such Person acquires such Additional Real Property or becomes a Credit Party, as the case may be, (i) take such actions and execute such documents as the Administrative Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such Additional Real Property and (ii) cause to be delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent or as shall be necessary in the opinion of the Administrative Agent to create a valid, perfected, mortgage Lien, including the following:

(i)    a Mortgage in favor of the Administrative Agent in form for recording in the recording office of the jurisdiction where such Additional Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to the Administrative Agent and shall be effective to create in favor of the Administrative Agent a valid, perfected, Mortgage Lien on such Additional Real Property subject to no other Liens; and

(ii)    with respect to each Mortgage and each Additional Real Property, in each case to the extent reasonably requested by the Administrative Agent, (A) fixture filings, title insurance policies, insurance certificates, surveys, consents, estoppels, subordination, nondisturbance and attornment agreements, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents, (B) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party relating thereto) and (C) evidence of insurance complying with the requirements of Section 5.5 and certificates naming the Administrative Agent as an additional insured and/or loss payee.

Section 5.12    Use of Proceeds.

The proceeds of the Extensions of Credit will be used by each Borrower solely (a) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (b) to pay any costs, fees and expenses associated with this Agreement on the Closing Date and (c) for working capital and other general business purposes of the Credit Parties and their Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments).

Section 5.13    Further Assurances.

(a)    Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)    Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)    Visits and Inspections. At any reasonable time and from time to time, upon reasonable notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account and files of (including, but not limited to, management letters prepared by independent accountants), and visit the properties of, any Group Member, and to discuss the affairs, finances and accounts of the Group Members with any of their officers or directors and with their independent certified public accountants, which shall be at the expense of the Company (and may be conducted without any such prior notice) only if an Event of Default has occurred and is continuing.

(d)    Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

Section 5.14    Termination of Existing Credit Agreement.

Cause all of the obligations and Indebtedness of the Group Members in respect of the Existing Credit Agreement to be repaid in full on or prior to Closing Date, including, without limitation, the termination of all outstanding commitments and letters of credit in effect under the Existing Credit Agreement (with the exception of obligations relating to each Existing Letter of Credit issued thereunder), on terms and conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent.

Section 5.15    Post Closing Covenants.

(a)    Release of U.K. Charges. Within thirty (30) days of the Effective Date (or such longer period as the Administrative Agent shall agree in its sole discretion), provide evidence reasonably satisfactory to the Administrative Agent that (x) the charge of deposit filed by The Royal Bank of Scotland PLC against Itron Metering Solutions UK Limited, created June 17, 2004, has been released and (y) the mortgage debenture filed by National Westminster Bank PLC against Itron Limited, created September 8, 1999, has been released.

(b)    Control Agreements. Within thirty (30) days of the Effective Date (or such longer period as the Administrative Agent shall agree in its sole discretion), each applicable Credit Party shall enter into control agreements with respect to each deposit account, securities account and collateral account (in each case, other than any Excluded Accounts (as defined in the Security Agreement) listed on Schedule 15 to the Perfection Certificate.

(c)    Luxembourg Pledge. Within five (5) Business Days of the Effective Date (or such longer period as the Administrative Agent shall agree in its sole discretion), with respect to the Equity Interests of any Subsidiary that is a Material Foreign Subsidiary as of the Effective Date (including Itron Metering Solutions Luxembourg), execution of such documents as are required or necessary in the opinion of the Administrative Agent to perfect the Administrative Agent's Lien on and security interest in such Equity Interests (to the extent required hereunder) in the jurisdiction of organization of such Material Foreign Subsidiary, which documents shall conform to the requirements of this Agreement and be executed by duly authorized officers of the applicable Credit Parties.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect, until the Commitments have terminated, and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1    Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(b)    (i) in the case of the Company, Indebtedness owed by the Company to a Subsidiary of the Company, which Indebtedness shall be (x) evidenced by promissory notes (or a master promissory note) in form and substance reasonably satisfactory to the Administrative Agent and (y) subordinated to the Obligations; and (ii) in the case of any Subsidiary of the Company, Indebtedness owed to any other Group Member, which Indebtedness shall be (x) evidenced by promissory notes (or a master promissory note) in form and substance reasonably satisfactory to the Administrative Agent and, (y) in the case of such Indebtedness of a Credit Party, shall be subordinated to the Obligations;

(c)    Indebtedness arising or existing under this Agreement and the other Credit Documents;

(d)    unsecured debt securities convertible into common Equity Interests of the Company in an aggregate principal amount not to exceed $250,000,000; provided that, (i) such Indebtedness shall not mature prior to the date that is six (6) months after the Maturity Date; (ii) such Indebtedness shall not mature or have scheduled amortization payments of principal or payments of principal, and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to purchase upon a change of control or asset sale that provide for the prior repayment in full of all of the Obligations and the termination of the Revolving Commitments and customary put rights in convertible debt securities providing to the holders thereof the ability to cause a redemption on or after the fifth anniversary of the issuance thereof or upon certain changes in the price of the Company's common stock); (iii) such Indebtedness shall have covenants, events of default and other terms that are no more restrictive, taken as a while, than those in this Agreement and (iv) such Indebtedness shall not require compliance with any financial maintenance covenants;

(e)    Indebtedness in respect of Capital Leases or Purchase Money Obligations and refinancings and renewals thereof, not to exceed $75,000,000 in aggregate principal amount at any time outstanding;

(f)    Indebtedness of each Credit Party and its Subsidiaries outstanding as of the Closing Date and described in Schedule 3.16 (other than Indebtedness owing to any Group Member, which shall be governed by clause (b) above);

(g)    Indebtedness of any Person that becomes a Subsidiary of the Company after the Closing Date in accordance with the terms of Section 6.5 which Indebtedness does not exceed $25,000,000 in aggregate principal amount outstanding and is existing at the time such Person becomes a Subsidiary of the Company (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Company);

(h)    Guaranty Obligations (i) (x) of a U.S. Credit Party in respect of Indebtedness or other obligations of a U.S. Credit Party and (y) of a Subsidiary that is not a U.S. Credit Party in respect of Indebtedness of a Subsidiary that is not a U.S. Credit Party, in each case, to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section, and (ii) of a U.S. Credit Party in respect of Indebtedness or other obligations of a Subsidiary that is not a U.S. Credit Party which is permitted to exist or be incurred pursuant to this Section, to the extent such Guaranty Obligations are permitted to exist or be incurred pursuant to Section 6.5(c);

(i)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that, at the time of the incurrence thereof, (i) no Event of Default shall have occurred or be continuing or would exist after giving effect to the incurrence thereof and (ii) the Company shall be in compliance, on a Pro Forma Basis, with Section 6.13;

(j)    Indebtedness of any Group Member in respect of Treasury Services Agreements;

(k)    Permitted Unsecured Indebtedness of the Company; provided that no Foreign Borrower Guarantor may provide a Guaranty of such Indebtedness unless such Foreign Borrower Guarantor is a Guarantor of the U.S. Obligations; provided, further, that (i) no Event of Default shall have occurred and be continuing at the time of the incurrence thereof or would exist after giving effect to the incurrence thereof; (ii) after giving effect to the incurrence thereof on a Pro Forma Basis, the Company shall be in compliance with the financial covenants set forth in Section 6.13; (iii) the Administrative Agent shall have received from a Responsible Officer of the Company updated financial projections and an officer's certificate, in each case, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Indebtedness, and (B) after giving effect to any such Indebtedness on a Pro Forma Basis, the Company will be in compliance with the financial covenants set forth in Section 6.13; and (iv) the Administrative

Agent shall have received a copy of any agreements, instruments and other documents executed in respect of such Indebtedness;

(l)     Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by any Credit Party in the ordinary course of its business;

(m)    other unsecured Indebtedness of the Company or any Subsidiary not otherwise permitted under this Section 6.1 in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(n)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days (or such longer period as may be determined by the Administrative Agent in its sole discretion) of incurrence;

(o)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(p)    Indebtedness arising in connection with financings secured by accounts receivable in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that the aggregate face amount of such accounts receivable securing such Indebtedness shall not exceed $35,000,000.

In connection with the refinancing of any Indebtedness permitted hereunder, with respect to which the incurrence of the new Indebtedness does not occur simultaneously with the discharge of the existing Indebtedness, the new Indebtedness shall be disregarded for purposes of calculating the covenants set forth in Section 6.13 and for purposes of this Section 6.1 for up to thirty (30) days or such longer period of time approved by the Administrative Agent (but in any event not to exceed sixty (60) days); provided that (i) the Administrative Agent shall be satisfied with the arrangements pursuant to which the existing Indebtedness will be discharged with the proceeds of the new Indebtedness, (ii)(A) Administrative Agent (for benefit of the Secured Parties) will have a first priority Lien on the proceeds of the new Indebtedness prior to discharge of the existing Indebtedness on terms and conditions satisfactory to Administrative Agent or (B) the proceeds of the new Indebtedness shall be deposited with a trustee for the benefit of the holders of the new Indebtedness or the existing Indebtedness until the payment of the existing Indebtedness, (iii) the new Indebtedness will count for all purposes of this Agreement (including the covenants set forth in Section 6.13 and for purposes of this Section 6.1) after the 30 day period (or such longer time as approved by the Administrative Agent) set forth above and (iv) the portion of the new Indebtedness disregarded shall not exceed the amount of the existing Indebtedness.

Section 6.2    Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)    Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)    [Reserved];

(c)    Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.3;

(d)    Liens imposed by law, such as landlords, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i)(A) are not overdue for a period of more than thirty (30) days or (B) are being contested by the Company or a Subsidiary (as the case may be) in good faith and by appropriate proceedings and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(e)    pledges or deposits (i) to secure obligations under workers' compensation laws, unemployment insurance and other social security legislation or similar legislation or to secure letters of credit or bonds supporting such obligations or (ii) to secure public or statutory obligations;

(f)    easements, rights of way and other encumbrances on title to real property owned by the Company or a Subsidiary (as the case may be) that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(g)    Liens of a collection bank in the ordinary course of business under Section 4-208 of the Uniform Commercial Code or other similar laws in effect in any relevant jurisdiction and normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.1(f);

(i)    Liens existing on the Closing Date and described on Schedule 6.2, as well as Liens to secure any extensions, renewals or replacements of such Liens in connection with the refinancing or replacement of the Indebtedness secured by such Liens; provided that no such Lien shall extend to or cover any additional property;

(j)    (x) Liens arising in connection with Capital Leases permitted under Section 6.1(e); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Leases (and, to the extent segregated and identifiable, the proceeds thereof); and (y) purchase money Liens upon or in real property or equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property or equipment (and, to the extent segregated and identifiable, the proceeds thereof) being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (j) shall not exceed the amount permitted under Section 6.1(e) at any time outstanding;

(k)    Liens incurred in the ordinary course of business arising in connection with Indebtedness other than Indebtedness for borrowed money; provided not more than $10,000,000 of such Indebtedness may be secured by Liens on property or other assets not constituting the Collateral; provided, further, that, notwithstanding the foregoing, the real property listed on Schedule 3.13 may not be mortgaged or otherwise pledged to secure such Indebtedness;

(l)    Liens in favor of the Administrative Agent, Issuing Lenders and/or Swingline Lenders to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(m)    Liens securing Indebtedness of Foreign Subsidiaries permitted under Section 6.1(i); provided, however, that no such Lien shall extend to or cover any property other than the property of the Foreign Subsidiaries that are obligors of such Indebtedness;

(n)    Liens on the assets of any Person that becomes a Subsidiary of the Company securing Indebtedness permitted under Section 6.1(g) (other than Liens incurred in contemplation of such Person becoming a Subsidiary of the Company);

(o)    deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(q)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or purchase or consignment of goods;

(r)    cash pledges or deposits to secure obligations under letters of credit in an aggregate amount not to exceed $25,000,000 at any time;

(s)    cash pledges or deposits to secure obligations under Hedging Agreements in an aggregate amount not to exceed $10,000,000 at any time; and

(t)    Liens on accounts receivable (and proceeds thereof) arising in connection with accounts receivable financings permitted under Section 6.1(p).

provided that, notwithstanding anything to the contrary herein, the Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of the real property listed on Schedule 3.13.

Section 6.3    Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, make any material change in the nature of its business as carried on as of the Effective Date.

Section 6.4    Consolidation, Merger, Sale of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)    Merge into or consolidate or amalgamate with any Person or permit any Person to merge into or consolidate or amalgamate with it, except that:

(i)     any Subsidiary of the Company may merge into or consolidate or amalgamate with the Company or any other Subsidiary of the Company; provided that, in the case of any such merger, consolidation or amalgamation involving the Company, the Company shall be the surviving Person of such merger, consolidation or amalgamation; provided, further, in the case of any such merger, consolidation or amalgamation not involving the Company, the Person formed by such merger, consolidation or amalgamation shall be a Wholly Owned Subsidiary of the Company; provided, further, that, in the case of any such merger, consolidation or amalgamation to which a Guarantor is a party, the Person surviving such merger, consolidation or amalgamation shall be a Guarantor;

(ii)     in connection with any sale or other disposition permitted under Section 6.4(b)(iv) or (xii), any Subsidiary of the Company may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it;

(iii)     any merger, consolidation or amalgamation of a Subsidiary of the Company shall be permitted in order to consummate a Permitted Acquisition or an Investment expressly permitted in Section 6.5(m); and

(iv)     Subsidiaries may liquidate or dissolve if the assets of such Subsidiaries are transferred upon such liquidation or dissolution to other Group Members (and to other equity holders thereof in accordance with their Equity Interests therein); provided that, in the case of any liquidation or dissolution of a U.S. Credit Party, such assets will be transferred to other U.S. Credit Parties;

provided, however, that in each case, immediately before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing.

(b)    Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)     sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(ii)     sales, transfers or other dispositions in a transaction permitted under Section 6.4(a);

(iii)     (A) sales, transfers or other dispositions of assets among the U.S. Credit Parties, (B) sales, transfers or other dispositions of assets from any Subsidiary that is not a U.S. Credit Party to any to any Group Member and (C) sales, transfers or other dispositions of intellectual property from the Company or any Domestic Subsidiary to a Foreign Subsidiary, for fair value, as determined by the Company in its reasonable discretion, and for the primary purpose of optimizing global ownership and use of intellectual property;

(iv)     the sale or other disposition of any assets by the Company or any Subsidiary in connection with the Restructure so long as (A) such sale occurs within two (2) years of the Closing Date, (B) no Default or Event of Default has occurred and is continuing at the time of such sale or other disposition, (C) the purchase price paid to the Company or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, and (D) the aggregate fair market value of all assets disposed of in reliance on this clause (iv) shall not exceed $75,000,000;

(v)     sales, transfers and dispositions of assets by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company (A) if the terms of such sale, transfer or disposition, and consideration therefor, are on an arm's-length basis, would be fair and reasonable for non-Affiliated transactions and are for 100% cash or (B) to the extent permitted by 6.5;

(vi)     the termination of any Hedging Agreement;

(vii)     so long as no Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of clause (iv) above or clause (xii) below;
(viii)    sales, transfers or other dispositions of assets by any Group Member no longer used or useful in the conduct of business of such Group Member;

(ix)    sales, transfers or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(x)    licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Group Members;

(xi)    the sale or disposition of Cash Equivalents for fair market value; and

(xii)    the sale or disposition of any assets by the Company or any Subsidiary (not otherwise permitted by this Section 6.4) so long as (A) no Default or Event of Default has occurred and is continuing at the time of such sale or other disposition, (B) the purchase price paid to the Company or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, and at least 75% of the consideration received in respect of such sale or other disposition shall be in the form of cash or Cash Equivalents (provided that the Company may elect to exclude sales or dispositions of assets having a fair market value of $50,000,000 during the term of this Agreement from the scope of this clause (b)), and (c) the fair market value of all assets disposed of in reliance on this clause (xii) shall not exceed 7.5% of Consolidated Net Assets in any fiscal year or 20.0% of Consolidated Net Assets in the aggregate (in each case, measured as of the end of the most recently ended fiscal quarter for which financial statements have been delivered; provided, however, that so long as all dispositions made in reliance on this Section 6.4(b)(xii) were, at the time of such dispositions, made in compliance with the terms hereof, a subsequent decrease in Consolidated Net Assets shall not constitute a breach of this Section 6.4(xii).

Section 6.5    Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for the following (the “Permitted Investments”):

(a)    (i) Investments by the Group Members in their Subsidiaries outstanding on the Effective Date, (ii) additional Investments in U.S. Credit Parties and Investments in newly-formed, Wholly Owned Subsidiaries that become U.S. Credit Parties upon formation thereof, (iii) Investments by Subsidiaries that are not U.S. Credit Parties in any Group Member and (iv) additional Investments in Subsidiaries of the Company in order to implement a restructure that is primarily to achieve tax benefits, provided that such restructure is approved by the Administrative Agent;

(b)    loans and advances to employees in the ordinary course of the business of the Group Members as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(c)    additional Investments in Foreign Subsidiaries and other Subsidiaries that are not U.S. Credit Parties; provided that (i) no Event of Default shall have occurred and be continuing at the time of such Investment, (ii) the Company shall be in compliance with the financial covenants set forth in Section 6.13 on a Pro Forma Basis after giving effect to such Investment, (iii) the Total Net Leverage Ratio shall be less than or equal to 3.75 : 1.00 on a Pro Forma Basis after giving effect to such Investment and (iv) on a Pro Forma Basis after giving effect to such Investment, Available Liquidity shall be at least $75,000,000;

(d)    Investments by the Group Members in cash and Cash Equivalents;

(e)    Investments existing as of the Effective Date as set forth on Schedule 6.5;

(f)    Investments by the Company in Hedging Agreements permitted under Section 6.1(a) and Investments pursuant to Treasury Services Agreements;

(g)    Guaranty Obligations permitted under Section 6.1(h) and Guaranty Obligations under the Credit Documents;

(h)    Permitted Acquisitions including (i) any Investments by the Company and/or any Subsidiary in another Subsidiary in order to provide funding to such Subsidiary to consummate a Permitted Acquisition (so long as such Permitted Acquisition is consummated within thirty (30) days after such Investment) and (ii) any Investments held by the Person acquired in a Permitted Acquisition at the time of any such Permitted Acquisition, provided that such Investment was not made in contemplation or anticipation of such Permitted Acquisition;

(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)    Investments made by any Group Member as a result of consideration received in connection with any sale, lease, transfer or other disposal of assets made in compliance with Section 6.4(b);

(k)    (i) the conversion of Indebtedness of any of the Company's Subsidiaries to equity and (ii) the write-off of inter-company Indebtedness among the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 during the term of this Agreement;

(l)    Investments by the Company and the Guarantors in any Foreign Borrower or any Foreign Borrower Guarantor, which Investments are for the sole purpose of paying Foreign Obligations and are used by such Foreign Borrower or Foreign Borrower Guarantor to pay any Foreign Obligations within five (5) Business Days of such Investment; and

(m)    additional Investments, to the extent that (A) at the time of such Investment, (i) no Event of Default shall have occurred and be continuing or would result from such Investment, (ii) the Company will be in compliance with the financial covenants set forth in Section 6.13 on a Pro Forma Basis after giving effect to such Investment and (iii) the Total Net Leverage Ratio shall be less than or equal to 2.75 : 1.00 on a Pro Forma Basis after giving effect to such Investment, and (B) prior to the making of any such Investment, the Administrative Agent shall have received a certificate from a Responsible Officer of the Company certifying that the conditions in sub-clause (A) hereof shall have been met.

Section 6.6    Sale and Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.4 hereof, and (b) any Liens arising in connection with its use of such property are permitted by Section 6.2 hereof.

Section 6.7    Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to enter into any transaction or series of related transactions, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Group Member (other than any Group Member) unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a person that is not an Affiliate; provided, however, that notwithstanding the foregoing, the any Group Members (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees in the ordinary course of business and (ii) may make Investments and Restricted Payments that are otherwise permitted hereunder.

Section 6.8    Corporate Changes.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year (other than a change in the fiscal year of any Subsidiary to a fiscal year ending on December 31), (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required

Lenders or (c) change its accounting method (except in accordance with GAAP or other applicable accounting conventions) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9    Payment Restrictions Affecting Subsidiaries.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Credit Documents, (ii) any agreement governing Indebtedness permitted under 6.1(f) or 6.1(p), to the extent restricting the transfer of assets securing such Indebtedness, (iii) any agreement governing Permitted Unsecured Indebtedness, (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in anticipation or contemplation of such Person becoming a Subsidiary of the Company, (v) restrictions binding on Subsidiaries that constitute joint ventures with Persons other than Group Members and (vi) agreements binding on Foreign Subsidiaries entered into with respect to Indebtedness permitted to be incurred by such Foreign Subsidiaries..

Section 6.10    Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment; provided, that

(a)    the Company and its Subsidiaries may make Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Company will be in compliance with the financial covenants set forth in Section 6.13 on a Pro Forma Basis after giving effect to such Restricted Payment, and (iii) the aggregate amount paid by the Company or its Subsidiaries with respect to such Restricted Payments in any fiscal year shall not exceed $100,000,000;

(b)    the Company and its Subsidiaries shall be permitted to make additional Restricted Payments; to the extent that at the time of such Restricted Payment (i) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Restricted Payment, (ii) the Company shall be in compliance with the financial covenants set forth in Section 6.13 on a Pro Forma Basis after giving effect to such Restricted Payment, and (iii) the Total Net Leverage Ratio shall be less than or equal to 2.75 : 1.00 on a Pro Forma Basis after giving effect to such Restricted Payment;

(c)    the Company may declare and make dividend payments or other distributions payable solely in common Equity Interests of the Company;

(d)    Subsidiaries of the Company may declare and make Restricted Payments to the Company or other Subsidiaries of the Company; and

(e)    Subsidiaries of the Company may declare and make dividend payments or other distributions to the extent such dividend payments or other distributions are paid ratably to the holders of the Equity Interests thereof according to their respective Equity Interests.

Section 6.11    Prepayments, Etc., of Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, the principal of Permitted Unsecured Indebtedness (excluding Indebtedness set forth on Schedule 3.16 or Indebtedness incurred under Section 6.1(d)) or (b) amend, modify or change in any manner any term or condition of or relating to Permitted Unsecured Indebtedness in any manner that would (i) increase the interest rate or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof in a manner that would be materially adverse to the Lenders; (iii) alter the covenants or events of default in a manner that would make such provisions materially more onerous or restrictive to the Company or any such Subsidiary; or (iv) otherwise materially increase the obligations of the Company or any Subsidiary thereunder, or permit any of its Subsidiaries to do any of the foregoing, other than to prepay any Indebtedness payable to the Company or a Guarantor. Notwithstanding the foregoing, the Company shall be permitted to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, Indebtedness; provided that (A) (i) no Event of Default has occurred and would be continuing or would exist after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction, (ii) the Company shall be in compliance with the financial covenants set forth in Section 6.13 on a Pro Forma Basis; and (iii) the Total Net Leverage Ratio shall be less than or equal to 2.75 : 1.00 on a Pro Forma Basis, (B) such prepayment, redemption, purchase, defeasance or satisfaction is made with the proceeds of Qualified Equity Interests or in exchange for Qualified Equity Interests or is made pursuant to any Permitted Refinancing or with the proceeds of Permitted Unsecured Debt or (C) such prepayment, redemption, purchase, defeasance or satisfaction results from the exercise of put rights by holders of Indebtedness of the Company permitted under Section 6.1(d), arising as a result of the price of the Company's common stock exceeding a specified price.

Section 6.12    No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets securing the Obligations except (a) pursuant to this Agreement or any Credit Document, (b) in connection with any Purchase Money Obligations permitted by Section 6.1(e) solely to the extent that the agreement or instrument governing such Purchase Money Obligation prohibits a Lien on the property securing such Purchase Money Obligation, (c) any Indebtedness permitted by Section 6.1(i) or other Indebtedness incurred by a Foreign Subsidiary (in each case solely to the extent binding on the assets of Foreign Subsidiaries) or (d) any Indebtedness outstanding on the date any Subsidiary of the Company becomes such a Subsidiary (so long as such agreement was not entered into in anticipation or contemplation of such Subsidiary becoming a Subsidiary of the Company), (e) agreements relating to prohibitions on easements, rights of way or other encumbrances on title to real property, (f) customary non-assignment provisions in leases in the ordinary course of business and (g) customary restrictions contained in joint venture arrangements binding solely upon the assets of such joint venture or the Equity Interests in such joint venture.

Section 6.13    Financial Covenants.

(a)    Maximum Total Net Leverage Ratio. Company shall not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of Company commencing with the fiscal quarter ending immediately after the Closing Date to exceed 4.00 to 1.00.

(b)    Minimum Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of Company commencing with the fiscal quarter ending immediately after the Closing Date to be less than 3.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1    Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    Payment. (i) Any Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Loan, or any Credit Party shall fail to make any other payment under any Credit Document, in each case under this clause (ii) within three (3) Business Days after the same shall become due and payable; or

(b)    Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification or a Material Adverse Effect qualification, incorrect, false or misleading on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)    Covenant Default.

(i)     Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in     Section 5.4, 5.5, 5.7(a), 5.12, 5.14 or Article VI; or

(ii)    Any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (A) a Responsible Officer of any Borrower becomes aware of such failure or (B) written notice thereof shall have been given to any Borrower by the Administrative Agent or any Lender; or

(d)    Indebtedness Cross-Default.    (i) (A) Any Credit Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Credit Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $25,000,000 either individually or in the aggregate for all such Credit Parties and Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (B) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature or (C) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (other than, in the case of clause (B) or (C), any right of the holder of any convertible debt security incurred under Section 6.1(d) to require the Company to redeem or purchase such convertible debt security as a result of the price of the Company's common stock exceeding a specified level); or; or (ii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Hedging Agreement having a Termination Value of at least $25,000,000 to the extent such breach or default in any payment obligation is not cured within three (3) Business Days (or such longer grace period as is provided for in the applicable Hedging Agreement) after the same shall become due and payable; or

(e)    Bankruptcy Default. Any Credit Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, moratorium or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any German Credit Party becomes illiquid (zahlungsunfähig) within the meaning of section 17 German Insolvency Code (Insolvenzordnung), its illiquidity is imminent (drohende Zahlungsunfähigkeit) within the meaning of section 18 German Insolvency Code (Insolvenzordnung) or it is over-indebted (überschuldet) within the meaning of section 19 German Insolvency Code (Insolvenzordnung); or any Luxembourg Credit Party is in cessation of payments (cessation de paiement) within the meaning of article 437 of the Luxembourg Commercial Code, enters an application to be admitted to the regime of suspension of payment (sursis de paiement), or controlled management (gestion contrôlee) or bankruptcy (faillite), or becomes subject to any of the foregoing or enters into a composition (concordat) with its creditors; or any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Judgment Default. (i) Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 shall be rendered against any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) and either (1) enforcement proceedings shall have been commenced and not stayed or discontinued by any creditor upon such judgment or order or (2) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.1(f) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order or (ii) any non‑monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)    ERISA Default. The occurrence of any of the following which could reasonably be expected to result in a Material Adverse Effect: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; or

(h)    Change of Control. There shall occur a Change of Control; or

(i)    Invalidity of Guaranty. At any time after the execution and delivery thereof, any Guaranty, for any reason other than the satisfaction in full of all of the applicable Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of such Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j)        Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority (subject to Permitted Liens), perfected Lien on a material portion of the Collateral (except as otherwise permitted by this Agreement).

Section 7.2    Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event relating to the Company or any other Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, providing cash collateral as security for the LOC Obligations for subsequent drawings under the outstanding Letters of Credit equal to the maximum amount which may be drawn under all Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the

Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Company and the applicable Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1    Appointment and Authority.

Each of the Secured Parties (other than the Administrative Agent) hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Secured Parties, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the “collateral agent” under the Credit Documents (in such capacity, the “Collateral Agent”), and each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Lender hereby agrees that, except as otherwise provided in any Credit Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Document, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Each Secured Party organized under the laws of the Federal Republic of Germany (each a “German Secured Party”) hereby releases the Administrative Agent (including in its capacity as Collateral Agent) from any restrictions on representing several persons and self-dealing (Insichgeschäft) pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch). To the extent a German Secured Party cannot validly release the Administrative Agent from the restrictions of section 181 German Civil Code (Bürgerliches Gesetzbuch), such German Secured Party shall notify the Administrative Agent promptly and shall, upon the Administrative Agent's request, ratify any action taken by the Administrative Agent (including in its capacity as Collateral Agent) under this Section 8.1 for and on behalf of the German Secured Party without any undue delay. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Section 8.1 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles VIII and X (including Section 10.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

Section 8.2    Nature of Duties.

Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Documentation Agents, Arrangers or other arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a Swingline Lender or an Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections  7.2 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5    Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other

Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7    Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lenders, the Swingline Lenders and their Affiliates and their respective Related Parties (each, an “Agent Indemnitee”) (to the extent not indemnified by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective outstanding Commitments and Term Loans in effect on the date on which indemnification is sought under this Section 8.7 (and, if the Commitments have terminated as of such date, the outstanding Loans and Participation Interests on such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such Agent Indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable to any Agent Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Agent Indemnitee's gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The agreements in this Section shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder; provided that, if such indemnification is sought after such payment of all Obligations, the obligations of the Lenders hereunder shall be determined according to the Commitments and Term Loans (and, if the Commitments were terminated prior thereto, the outstanding Loans and Participation Interests, as applicable, of the Lenders immediately prior to such payment).

Section 8.8    Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9    Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.10    Collateral and Guaranty Matters.

(a)    The Lenders and the Bank Product Providers irrevocably authorize and direct the Administrative Agent:

(i)     to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (and, in the case of clause (C), to subordinate such Lien, to the extent the Lien held by the Administrative Agent is permitted under the documentation governing the Liens referred to in clause (C)) (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Hedging Agreements or Treasury Services Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made) and the expiration or termination of all Letters of Credit (or, in the case of Letters of Credit, cash collateralized in a manner acceptable to the Administrative Agent and the applicable Issuing Lenders), (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4 (other than a sale or disposition to a Person that is a U.S. Credit Party), (C) which is subject to a Lien permitted under Section 6.2(j) or Section 6.2(s), or (D) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)     to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b)    In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Company's expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section.

(c)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any other Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations arising under the Credit Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5 and 10.5) allowed in such judicial proceeding; and

(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent (or to the Lenders, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders) and to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 10.5.

(d)    Each of the Lenders hereby agrees that, notwithstanding the foregoing, to the extent the procedural rules in any relevant jurisdiction so require, it has granted the Administrative Agent an appropriate mandate allowing the due empowerment of the Administrative Agent as provided in paragraph (c) above under the rules of such jurisdiction

Section 8.11    Bank Products.

No Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedging Agreements or Treasury Services Agreements unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

COLLECTION ACTION MECHANISM

Section 9.1    Implementation of CAM.

(a)    On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, (i) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Swing Line Lender in accordance with Section 2.4(b)(ii)) participations in the Swing Line Loans in an amount equal to such Lender's Participation Interest in each Swing Line Loan outstanding on such date and (ii) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Additional Alternative Currency Lender in accordance with Section 1.7(e)) participations in the Additional Alternative Currency Loans in an amount equal to such Lender's Participation Interest in each Additional Alternative Currency Loan outstanding on such date. On the CAM Exchange Date, after giving effect to the provisions of the preceding sentence and the provisions of Section 9.2(a), each Lender severally, unconditionally and irrevocably agrees that it shall purchase, sell or exchange, as the case may be (without duplication), (w) a participating interest in the Designated Obligations, (x) participations held by Revolving Lenders in Swingline Loans, (y) participations held by Revolving Lenders in LOC Obligations and rights to related LOC Reserve Accounts and (z) participations held by Revolving Lenders in Additional Alternative Currency Loans, in each case, in an amount equal to its CAM Percentage of the outstanding Designated Obligations and participations referred to in clauses (x), (y) and (z) above such that in lieu of the interest of each Lender in such Designated Obligations and participations in which it shall participate prior to the CAM Exchange Date, such Lender shall hold an interest in every CAM Tranche of Designated Obligations, Swingline Loans, Additional Alternative Currency Loans and LOC Obligations and related LOC Reserve Accounts, whether or not such Lender shall have previously participated therein, equal to such Lender's CAM Percentage thereof on the CAM Exchange Date. Each Lender hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Lender agrees from time to time to execute and deliver to Administrative Agent all instruments and documents as Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange. The CAM Exchange shall be made by calculating the Dollar Equivalent of the outstanding amount of all Loans denominated in a Foreign Currency or in an Additional Alternative Currency, as determined as of the CAM Exchange Date by the Administrative Agent.

(c)    As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent pursuant to any Credit Document in respect of the Designated Obligations and outstanding principal and interest on Swingline Loans and Additional Alternative Currency Loans and Letters of Credit, and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Designated Obligations and outstanding principal and interest on Swingline Loans and Additional Alternative Currency Loans and Letters of Credit, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation, or outstanding principal and interest on Swingline Loans and Additional Alternative Currency Loans or Letters of Credit, shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

Section 9.2    Letters of Credit.

(a)    In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Revolving Loan, each Revolving Lender shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Letter of Credit an amount equal to such Lender's Participation Interest in such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be. Any such amounts not paid on the CAM Exchange Date shall accrue interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Alternate Base Rate Revolving Loan, in a principal amount equal to such amount (provided that such interest shall not excuse the failure to pay such sums when due).

(b)    Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LOC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to clause (a). Administrative Agent shall deposit in each Lender's LOC Reserve Account such Lender's CAM Percentage of the amounts received from the Revolving Lenders as provided above. Administrative Agent shall have sole dominion and control over each LOC Reserve Account, and the amounts deposited in each LOC Reserve Account shall be held in such LOC Reserve Account until withdrawn as provided in paragraph (c), (d), (e) or (f) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LOC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's CAM Percentage. The amounts held in each Lender's LOC Reserve Account shall be held as a reserve against the outstanding LOC Obligations, shall be the property of such Lender subject to the terms hereof, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.3(d).

(c)    In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of the respective Issuing Lender, withdraw from the LOC Reserve Account of each Lender any amounts, up to the amount of such Lender's CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under subsection (d) of Section 2.3. In the event any

Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 9.2, the respective Issuing Lender shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under subsection (d) of Section 2.3, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the provisions of this Article IX. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount. The Administrative Agent may withhold payments received under any Credit Documents that would be for the account of such defaulting Lender and apply such amounts toward such defaulting Lender's obligations.

(d)    In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LOC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Lender's CAM Percentage of such Letter of Credit and distribute such amount to such Lender.

(e)    With the prior written approval of Administrative Agent and the respective Issuing Lender (not to be unreasonably withheld), any Lender may withdraw the amount held in its LOC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of such Issuing Lender, on demand, its CAM Percentage of such drawing.

(f)    Pending the withdrawal by any Lender of any amounts from its LOC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its CAM Percentage of amounts in its LOC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by Administrative Agent, to withdraw the earnings on investments so made by Administrative Agent with amounts in its LOC Reserve Account and to retain such earnings for its own account.

Section 9.3    Provisions Solely to Effect Intercreditor Relationships.

The provisions of this Article IX are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. None of the Credit Parties shall have any rights or obligations under this Article IX. Nothing contained in this Article IX is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything in Section 10.1 to the contrary, this Article IX may be modified by vote of the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Required Lenders (or all Lenders or all affected Lenders to the extent Section 10.1 would have otherwise require the consent of such Lenders). This Article XI shall supersede any conflicting provisions of Section 10.6.

ARTICLE X

MISCELLANEOUS

Section 10.1    Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section or as authorized pursuant to Section 8.10. The Required Lenders may or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of Default Interest which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; provided further that any change to the definition or calculation of the Total Leverage Ratio (or related definitions) shall not constitute a reduction of fees or interest subject to this clause (i); or

(ii)     amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)     release any Borrower or all or substantially all of the value of the Guaranties, without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof (other than such Bank Product Providers that the Credit Parties do not have outstanding obligations to); provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or

(iv)     release all or substantially all of the value of the Collateral without the written consent of all of the Lenders and Bank Product Providers that have previously provided a Bank Product Provider Notice to the Administrative Agent pursuant to the terms hereof (other than such Bank Product Providers that the Credit Parties do not have outstanding obligations to); provided that the Administrative Agent may release any

Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v)     without the written consent of all of the Lenders, (i) subordinate the Loans to any other Indebtedness or (ii) except as provided by operation of applicable law, subordinate the Liens granted under the Security Documents or under any other Credit Documents to any other Lien; or

(vi)     permit a Letter of Credit to have an expiry date later than ten (10) days prior to the Maturity Date without the consent of each of the Revolving Lenders (unless such Letter of Credit is issued solely under an Additional Revolving Facility, which matures after the Maturity Date, and no Revolving Lenders have a participation interest or obligation with respect thereto); provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)     permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)     amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate (provided that additional extensions of credit permitted hereunder or approved by the Required Lenders may be included in the determination of Required Lenders or all Lenders); or

(ix)     without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments, amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(x)     amend, modify or waive (A) the order in which Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case, in accordance with Section 2.11(b) or 10.7(b) without the written consent of each Lender and each Bank Product Provider (unless the obligations of the Credit Parties to such Bank Product Provider have been satisfied) directly affected thereby (provided that additional extensions of credit permitted hereunder or approved by the Required Lenders may share ratably in such payments with the other Secured Parties without such consents); or

(xi)     amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xii)     amend or modify the definition of Obligations, U.S. Obligations or Foreign Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xiii)     amend the definitions of “Hedging Agreement,” “Treasury Services Agreements,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, any Issuing Lender or any Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lenders and/or the Swingline Lenders, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law, (ii) effect any guaranty provided with respect to any of the Obligations, including to facilitate the enforceability of an Foreign Parent Guaranty under the applicable law of the jurisdictions of organization or incorporation, as applicable, of any Foreign Borrower Guarantor, (iii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof or (iv) in order to implement any Revolving Loans, Letters of Credit or Swingline Loans denominated in Alternative Currencies or Additional Alternative Currency Loans in accordance with Section 1.7, for such purpose (but solely to the extent necessary to add such Revolving Loans, Letters of Credit or Swingline Loans denominated in Alternative Currencies or Additional Alternative Currency Loans in accordance with Section 1.7) or to implement modifications contemplated under Section 1.6(c) with respect to additional Foreign Currencies or currencies in which Additional Alternative Currency Loans may be made, (v) effect supplements or joinders (or permit the Company to effect supplements or joinders) to the schedules of this Agreement and the other Credit Documents, or to enable additional Subsidiaries to become party hereto and thereto, to the extent contemplated hereby, and (vi) effect Collateral releases and subordination of Liens authorized in Section 8.10.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent adversely impacts such Defaulting Lender more than the other Lenders.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.1,(i) this Agreement may be amended (or amended and restated) with the written consent of the Company and the Administrative Agent in accordance with Section 2.22, and (ii) Article IX may be modified as set forth in Section 9.3.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.1, in the event (a) a Material Foreign Subsidiary is formed, acquired or otherwise existing, or (b) a Foreign Subsidiary becomes a Material Foreign Subsidiary, the Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as is required or necessary in the opinion of the Administrative Agent to perfect the Administrative Agent's Lien on and security interest in the Equity Interests of such Material Foreign Subsidiary (to the extent required hereunder) in the jurisdiction of organization of such Material Foreign Subsidiary.

Section 10.2    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)     If to the Company or any other Credit Party:

Itron, Inc.
2111 North Molter Road
Liberty Lake, WA 99019
Attention:    Chief Financial Officer
Fax:        (509) 891-3334
Email:    steve.helmbrecht@itron.com

with a copy to:

Itron, Inc.
2111 North Molter Road
Liberty Lake, WA 99019
Attention:    Senior Vice President, General Counsel
Fax:        (509) 891-3655
Email:    john.holleran@itron.com

with a copy to:

Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, WA 98101-3099
Attention:    James D. Gradel
Fax:        (206) 359-8401
Email:    jgradel@perkinscoie.com

(ii)     If to the Administrative Agent, the Collateral Agent or Wells Fargo, as an Issuing Lender or U.S. Swingline Lender:

Wells Fargo Bank, NA
1525 W WT Harris Blvd.
Charlotte, NC 28262
Mail Code: D110-019
Email: agencyservices.requests@wachovia.com

with a copy to:

Wells Fargo Bank
Inland Northwest RCBO
601 West First Avenue, Suite 900
Spokane, WA 99201
Attention: Tom Beil
Telecopier No.: (509) 455-5760
Email: beilt@wellsfargo.com

(iii)     if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders, any Swingline Lender and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, any Swingline Lender or any Issuing Lender pursuant to Article II if such Lender, such Swingline Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party's or the Administrative Agent's transmission of communications through the Platform.

Section 10.3    No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full.

Section 10.5    Payment of Expenses and Taxes; Indemnity; Waiver of Consequential Damages.

(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable fees, settlement costs. disbursements and other charges of counsel for the

Administrative Agent and the Arrangers), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent or the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by any Issuing Lender and any Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, any Lender, any Issuing Lender or any Swingline Lender (including the fees, settlement costs. disbursements and other charges of any counsel for the Administrative Agent, any Lender, any Swingline Lender or any Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, any Issuing Lender or any Swingline Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Lender and each Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, settlement costs, disbursements and other charges of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Group Member arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Group Member, or any liability under Environmental Law related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Group Member, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This section (b) shall not apply with respect to Taxes.

(c)    Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender's ratable portion of such amount (based on the outstanding Term Loans and outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that if, at the time the applicable unreimbursed expense or indemnity payment is sought, the Obligations have been discharged, then such Lender's share of such unpaid amount shall be determined based on the outstanding Term Loans and Revolving Commitments (and if the Revolving Commitments were terminated prior thereto, outstanding Loans and Participation Interests) immediately prior to such payment); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e)    Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)    Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, any Swingline Lender and any Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 10.6    Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Facility or $5,000,000, in the case of any assignment in respect of any portion of the Term Loan Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of

(x) a Revolving Commitment or a Revolving Loan if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (y) a Term Loan Commitment or a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Issuing Lenders and Swingline Lenders and Additional Alternative Currency Lenders (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment (including in respect of Participation Interests that have not been funded).

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which the Administrative Agent is hereby irrevocably appointed to receive on behalf of each Credit Party), together with a processing and recordation fee of $3,500; provided that (A) only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds) and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company's Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any natural Person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders, Issuing Lenders and Swingline Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 8.7 and 10.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring the approval of 100% of the Lenders or the consent of all affected Lenders as to a particular matter. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Sections 2.14 and 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent (such consent not to be unreasonably withheld or delayed).

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.7    Right of Set‑off; Sharing of Payments.

(a)    If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, each Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, such Swingline Lender or any such Affiliate to or for the credit or the account of the Company or any other Credit Party against any and all of the obligations of the Company or such Credit Party, respectively, now or hereafter existing under this Agreement or any other Credit Document to such Lender, such Swingline Lender or such Issuing Lender, irrespective of whether or not such Lender, such Swingline Lender or such Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Swingline Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Swingline Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff)

that such Lender, such Swingline Lender, such Issuing Lender or their respective Affiliates may have. Each Lender, each Swingline Lender and each Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the any Swingline Lender to outstanding Swingline Loans and (2) any amounts received by any Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c)    Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation in accordance with Section 10.7(a) as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 10.8    Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 10.9    Counterparts; Effectiveness; Electronic Execution.

(a)    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors, the Lenders and the Administrative Agent, and the

Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.10    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11    Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 10.12    Governing Law.

This Agreement and the other Credit Documents any claims, controversy or dispute arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.13    Consent to Jurisdiction; Service of Process and Venue.

(a)    Consent to Jurisdiction.

(i)     The Company and each other U.S. Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)     Each Foreign Borrower and Foreign Borrower Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii)     Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. Each Foreign Borrower and each other Credit Party hereby irrevocably appoints the Company, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by delivering a copy of such process to the applicable Credit Party in care of the Process Agent at the address provided by the Company for notices in Section 10.2., and each Foreign Borrower and each other Credit Party, hereby authorizes and directs the Process Agent to accept such service on its behalf.

(c)    Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

Section 10.14    Confidentiality.

Each of the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Hedging Agreement or Treasury Services Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Hedging Agreement or Treasury Services Agreement or the enforcement of rights hereunder or thereunder (judicially or otherwise), (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or credit insurance or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Swingline Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, any Swingline Lender or any Issuing Lender on a non-confidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.15    Acknowledgments.

Each Borrower and the other Credit Parties each hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)    no joint venture exists among the Lenders and the Administrative Agent or among the Borrowers, the Administrative Agent or the other Credit Parties and the Lenders.

Section 10.16    Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17    Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

Section 10.18    Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 10.19    Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary; provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 10.20    Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated (or, in the case of Letters of Credit, cash collateralized in a manner acceptable to the Administrative Agent). Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Company, deliver all the Collateral in its possession to the Company and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 10.21    [Reserved].

Section 10.22    Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure; provided that, notwithstanding the foregoing, the Company may make disclosures concerning this Agreement or any of the Credit Documents in filings with the SEC, without any such consultation or consent. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 10.23    Appointment of the Company.

Each of the Guarantors hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such Guarantor as the Company deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Company shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Guarantor.

Each of the Foreign Borrowers hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such Foreign Borrower as the Company deems appropriate in its sole discretion and each Foreign Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Company shall be deemed delivered to each Foreign Borrower and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Foreign Borrower. Each German Credit Party hereby releases the Company from any restrictions on representing several persons and self-dealing (Insichgeschäft) pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch).

Section 10.24    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm's-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.25    Responsible Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.

Section 10.26    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

ARTICLE XI

GUARANTY

Section 11.1    The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Hedging Agreement or Treasury Services Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the U.S. Credit Parties from the Extensions of Credit hereunder and any Hedging Agreement or Treasury Services Agreement, each of the U.S. Credit Parties hereby agrees with the Administrative Agent, the Lenders and the Bank Product Providers as follows: each U.S. Credit Party hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations of any other U.S. Credit Party and any other Person. Each U.S. Credit Party unconditionally promises that, if any or all of the indebtedness or other Obligations of any other U.S. Credit Party or any other Person becomes due and payable hereunder or under any Hedging Agreement or Treasury Services Agreement, such U.S. Credit Party shall pay such indebtedness and such other Obligations to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations. The Guaranty set forth in this Article XI is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article XI in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Company and any Foreign Borrower and any other Group Member liable for any Obligations, including specifically all Obligations, arising in connection with this Agreement, the other Credit Documents or any Hedging Agreement or Treasury Services Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a U.S. Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such U.S. Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, any Debtor Relief Law).

Section 11.2    Bankruptcy.

Additionally, each of the U.S. Credit Parties unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of any other U.S. Credit Party and any other Person to the Lenders and any Bank Product Provider whether or not due or payable by such Person upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the

Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the U.S. Credit Parties further agrees that to the extent that any other U.S. Credit Party or any other Person shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such U.S. Credit Party or such other Person or such U.S. Credit Party's or such other Person's estate, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 11.3    Nature of Liability.

The liability of each U.S. Credit Party hereunder is exclusive and independent of any security for or other guaranty of the Obligations of any other U.S. Credit Party and any other Person whether executed by any such Person, and no U.S. Credit Party's liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Company, any other Borrower or any other Person, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Company, any other Borrower or any other Person, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Obligations which the Administrative Agent, such Lenders or such Bank Product Provider repay to any Group Member pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the U.S. Credit Parties waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 11.4    Independent Obligation.

The obligations of each U.S. Credit Party hereunder are independent of the obligations of any other Credit Party, including the Company, and a separate action or actions may be brought and prosecuted against each Credit Party whether or not action is brought against any other Credit Party, including the Company, and whether or not any other Credit Party, including the Company, is joined in any such action or actions.

Section 11.5    Authorization.

Each of the U.S. Credit Parties authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement and any Hedging Agreement or Treasury Services Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any U.S. Credit Party or any other party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Credit Parties or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 11.6    Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of any Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 11.7    Waiver.

(a)    Each of the U.S. Credit Parties waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent's, any Lender's or any Bank Product Provider's whatsoever. Each of the U.S. Credit Parties waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any of the following, whether or not any U.S. Credit Party shall have had notice or knowledge of any of them: (a) any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations, (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (c) any defense based upon the Administrative Agent's, any Lender's or any Bank Product Provider's errors or omissions in the administration of the Obligations; (d) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Article XI and any legal or equitable discharge of any Group Member's Obligations, (ii) the benefit of any statute of limitations affecting any Group Member Obligations or the enforcement thereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Article XI, notices of Default under this Agreement, notices of default or early termination under any Bank Product Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto or notices of any extension of credit to any Group Member; (f) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Article XI; and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Group Member as an obligor in respect of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Credit Party, including the Company, or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Credit Party hereunder, except to the extent the Obligations have been paid in full and the Commitments have been terminated and all Letters of Credit have been terminated (or Cash Collateralized in a manner acceptable to the Administrative Agent and the applicable

Issuing Lenders). Each of the U.S. Credit Parties waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Credit Parties against any Borrower, any Guarantor or any other party or any security.

(b)    Each of the U.S. Credit Parties waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each U.S. Credit Party assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such U.S. Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such U.S. Credit Party of information known to it regarding such circumstances or risks.

(c)    Each of the U.S. Credit Parties hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against any Borrower or any other guarantor of the Obligations of any Person owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitments have been terminated and all Letters of Credit have been terminated (or Cash Collateralized in a manner acceptable to the Administrative Agent and the applicable Issuing Lenders). Each of the U.S. Credit Parties hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of any Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Obligations of any Group Member until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated and all Letters of Credit have been terminated (or Cash Collateralized in a manner acceptable to the Administrative Agent and the applicable Issuing Lenders).

Section 11.8    Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty and any Foreign Parent Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Hedging Agreement or Treasury Services Agreement) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty and any Foreign Parent Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Hedging Agreement or Treasury Services Agreement.

Section 11.9    Confirmation of Payment; Release.

The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto and all Letters of Credit terminated (or Cash Collateralized in a manner acceptable to the Administrative Agent and the applicable Issuing Lenders), confirm to the Borrowers, the Guarantors, or any other Person that such indebtedness and obligations have been paid, the Commitments relating thereto terminated and the release of Guarantors under their obligations under Article XI of this Agreement, all subject to the provisions of Section 10.2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	ITRON, INC.
a Washington corporation

	By:	/s/ STEVEN M. HELMBRECHT
	Name:	Steven M. Helmbrecht
	Title:	Sr. Vice President and Chief Financial Officer

GUARANTORS:	Itron US GAS LLC,
a Delaware limited liability company

	By:	/s/ JOHN W. HOLLERAN
	Name:	John W. Holleran
	Title:	Sr. Vice President and Corporate Secretary
of Itron, Inc.,
Sole Manager / Member

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

	By:	/s/ TOM BEIL
	Name:	Tom Beil
	Title:	V.P. & Senior Relationship Manager

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, U.S. Swingline Lender, U.S. Issuing Lender and Multicurrency Issuing Lender

	By:	/s/ TOM BEIL
	Name:	Tom Beil
	Title:	V.P. & Senior Relationship Manager

Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender, Multicurrency Swingline Lender, U.S. Issuing Lender and Multicurrency Issuing Lender

By:	/s/ KEITH WINZENRIED
Name:	Keith Winzenried
Title:	Credit Executive

J.P. MORGAN EUROPE LIMITED, as Multicurrency Swingline Lender and Multicurrency Issuing Lender

By:	/s/ PAUL HOGAN
Name:	Paul Hogan
Title:	Executive Director

Citibank, N.A., as a Lender

By:	/s/ AVRUM SPIEGEL
Name:	Avrum Spiegel
Title:	Vice President

Bank of the West, as a Lender

By:	/s/ TONY YEE
Name:	Tony Yee
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ KEVEN D. SMITH
Name:	Keven D. Smith
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ JOYCE P. DORSETT
Name:	Joyce P. Dorsett
Title:	Vice President

Credit Agreement

BNP Paribas., as a Lender

By:	/s/ JAMIE DILLON
Name:	Jamie Dillon
Title:	Managing Director

By:	/s/ MARY-ANN WONG
Name:	Mary-Ann Wong
Title:	Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ VICTOR PIERZCHALSKI
Name:	Victor Pierzchalski
Title:	Authorized Signatory

Union Bank N.A., as a Lender

By:	/s/ MATTHEW HILL
Name:	Matthew Hill
Title:	Senior Vice President

SOCIETE GENERALE, as a Lender

By:	/s/ ARMAND SALOMONOVITCH
Name:	Armand Salomonovitch
Title:	Director of Paris Rive Gauche Entreprises Branch

ING LUXEMBOURG, as a Lender

By:	/s/ DAMIEN DEGROS
Name:	Damien Degros
Title:	Head of Commercial Banking

By:	/s/ MAXIME WEISSEN
Name:	Maxime Weissen
Title:	Head of Private Banking

Credit Agreement

HSBC Bank USA, National Association, as a Lender

By:	/s/ MIRE LEVY
Name:	Mire Levy
Title:	Vice President

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ DAVID LIM
Name:	David Lim
Title:	Authorized Signatory

Credit Agreement